UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ally Financial Inc.

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March 23, 2018

Dear Fellow Stockholders:

We are pleased to invite you to Ally Financial Inc.’s 2018 Annual Meeting of Stockholders. The meeting will be held at the Waterview Loft, 130 E. Atwater Street, Detroit, Michigan 48226, on May 8, 2018, at 9:00 a.m., Eastern Daylight Time.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2017 annual report. Your vote is very important. The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. Whether or not you plan to attend the meeting, please vote as promptly as possible to make sure your vote is counted. Every stockholder vote is important, and we want to ensure your shares are represented at the meeting.

In 2017, we successfully continued down our strategic and financial path to becoming the leading digital financial services company. We navigated shifting dynamics in the auto industry, expanded our consumer and commercial product offerings, and posted our highest revenue since becoming a public company. We achieved all of this through the dedicated efforts of our nearly 8,000 teammates, whose relentless focus on the financial well-being of our customers continues to drive long-term value for our stockholders.

Thank you for your continued support of Ally Financial Inc.

Sincerely,

Jeffrey J. Brown

Chief Executive Officer

NOTICE OF ANNUAL MEETING

DATE	Tuesday, May 8, 2018
TIME	9:00 a.m. Eastern Daylight Time
LOCATION	Waterview Loft
130 E. Atwater Street
Detroit, Michigan 48226

MATTERS TO BE VOTED ON	1	Election of directors
	2	Advisory vote on executive compensation
	3	Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018
	4	Such other business as may properly come before the meeting or any adjournment of the meeting

Jeffrey A. Belisle
Corporate Secretary
March 23, 2018

Only stockholders of record at the close of business on March 12, 2018, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders of record entitled to vote is on file at the principal executive office of the Company located at 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2017 annual report. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice will also provide information on how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost and conserve natural resources.

Voting procedures are described in the proxy statement. No stockholder has a dissenter’s right of appraisal or similar right in connection with any of the proposals. If you wish to attend the meeting in person, you will need to request an admission ticket in advance by following the instructions set forth on page 3 of the proxy statement and otherwise satisfy the eligibility criteria described there.

TABLE OF CONTENTS

Page
General Information about the Annual Meeting, these Proxy Materials, and Voting Your Shares	1
Corporate Governance and Director Compensation
Proposal 1 — Election of Directors	4
Director Qualifications and Responsibilities	6
Meeting Attendance	10
The Board’s Leadership Structure	11
Committees of the Board	11
Governance Documents	12
Risk Management	13
Communications with the Board	13
Compensation Committee Interlocks and Insider Participation	14
Director Compensation	14
Security Ownership and Other Governance Matters
Security Ownership of Certain Beneficial Owners	16
Security Ownership of Directors, Nominees, and Executive Officers	17
Section 16(a) Beneficial Ownership Reporting Compliance	18
Code of Conduct and Ethics and Review, Approval or Ratification of Transactions with Related Persons	18
Executive Compensation, Stock Ownership Guidelines and Trading Restrictions
Proposal 2 — Advisory Vote on Executive Compensation	19
Compensation Risk Assessment	20
Compensation Discussion and Analysis	21
Executive Summary	21
Compensation Design	23
Compensation Program Governance	24
Assessing Ally Compensation Competitiveness	25
Components of Ally’s Compensation Program	26
Other	30
Compensation, Nominating and Governance Committee Report	31
Summary Compensation Table	32
Pay Ratio	40
Other Proposals
Proposal 3 — Ratification of the Audit Committee’s Engagement of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2018	41
Fees of the Principal Independent Registered Public Accounting Firm	42
Audit Committee Report	43
Other Matters
Submission of Stockholder Proposals and Nominations	44
Householding	45
Index of Defined Terms	48

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING,

THESE PROXY MATERIALS, AND VOTING YOUR SHARES

SOLICITATION

The solicitation of your proxy is made on behalf of the Board of Directors of Ally Financial Inc. (Board or Board of Directors) for use at our 2018 annual meeting of stockholders to be held on May 8, 2018, and any adjournment of the meeting (Annual Meeting). References in this proxy statement to we, us, our, the Company, and Ally refer to Ally Financial Inc. and its consolidated subsidiaries, unless the context requires otherwise.

This proxy statement and the related form of proxy will first be sent or given on or about March 23, 2018, to the stockholders of record of our common stock at the close of business on March 12, 2018 (record date). This proxy statement and our annual report for the year ended December 31, 2017, also will first be made available on our website at www.ally.com/about/investor/sec-filings/, free of charge, at or about the same time.

The complete mailing address of the Company’s principal executive office is 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Annual Meeting will be held at Waterview Loft, 130 E. Atwater Street, Detroit, Michigan 48226.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2018. This proxy statement, our annual report to stockholders for fiscal year 2017, and our Form 10-K for fiscal year 2017 are available electronically at www.proxyvote.com/ally.

VOTING RIGHTS AND PROCEDURES

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 433,422,387 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Only one class of our common stock exists, and each share is entitled to one vote.

Stockholders of record or record holders have shares of our common stock registered in their names with our transfer agent, Computershare Trust Company. Beneficial owners, in contrast, own shares of our common stock that are held in “street name” through a broker, bank, or other nominee. Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of our common stock, your proxy is being solicited through your broker, bank, or other nominee.

You may vote FOR, AGAINST, or ABSTAIN on each of the three proposals. The Board recommends that you vote as follows:

•	Proposal 1 - FOR the election of each of the 10 nominees to our Board.
•	Proposal 2 - FOR the advisory resolution approving the compensation paid to our named executive officers.
•	Proposal 3 - FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than these three proposals. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We currently do not anticipate that any other matter will be presented at the Annual Meeting.

We expect that the election of directors in Proposal 1 will be uncontested—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, each director will be elected

-1-	2018 Proxy Statement

by a majority of the votes cast with respect to the director. This means that the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that director nominee. In an uncontested election of directors, our director resignation policy will apply as described further in Proposal 1. Voting ABSTAIN on Proposal 1 in an uncontested election will have no effect on the outcome.

If the election of directors in Proposal 1 unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply. This means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

For each of Proposals 2 and 3, a FOR vote from a majority of the outstanding shares present in person or represented by proxy and entitled to vote on the proposal will be required for approval. Voting ABSTAIN on Proposals 2 or 3 will have the same effect as voting AGAINST.

We strongly encourage all stockholders to submit their votes in advance of the Annual Meeting, even if you are planning to attend in person.

If you are a record holder, you may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes must be received by 11:59 p.m. EDT on May 7, 2018, in order to be counted. Completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted. If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board described earlier in this section.

If you are a beneficial owner, you may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license or passport). For Proposals 1 and 2, if you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares if no instruction is received from you. For Proposal 3, your broker, bank, or other nominee can exercise discretion in voting your shares if no instruction is received from you.

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting. If you are a record holder, you may revoke or change your proxy by (1) executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement, (2) voting the same shares again over the internet or telephone by 11:59 p.m. EDT on May 7, 2018, (3) voting a ballot at the Annual Meeting, or (4) notifying the Secretary of your revocation of the proxy prior to the Annual Meeting. If you are a beneficial owner, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares together with a valid form of government-issued photo identification (such as a driver’s license or passport).

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. In addition to our solicitation of proxies, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of Ally or its affiliates who will receive no additional compensation for doing so.

-2-	2018 Proxy Statement

MEETING ADMISSION

Attendance at the Annual Meeting will be limited to stockholders of record or their proxies, beneficial owners of our common stock, and our guests. Record holders and beneficial owners must request an admission ticket in advance by visiting www.proxyvote.com/ally and following the instructions provided, which will require the 12-digit number included on your proxy card or voting instructions. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 4, 2018. On the day of the meeting, each stockholder, beneficial owner, or guest may be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, to gain admittance.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS AND OTHER TERMS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our SEC filings). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

-3-	2018 Proxy Statement

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently has 11 seats and, effective at the time of the election of directors at the Annual Meeting, will have 10 seats. The Board believes that this size is appropriate at the present time based on its assessment of the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of the Board’s committees, and other relevant factors. All seats on the Board are up for election annually.

The Compensation, Nominating, and Governance Committee (CNGC) has recommended, and the Board has nominated, the following slate of 10 director candidates for election at the Annual Meeting to hold office until the next annual meeting of stockholders in 2019. Each has agreed to be nominated and named in this proxy statement and to serve if elected.

This slate comprises all of the current directors of the Company, except Robert T. Blakely. As described in our proxy statement for the 2017 annual meeting of stockholders, the Board’s Governance Guidelines (Governance Guidelines) provide that directors may not be reelected to the Board after reaching age 75, unless the Board waives this requirement. Mr. Blakely had turned 75 in 2016, but the Board nominated him for an additional one-year term in consideration of his experience and contributions and for the purpose of facilitating an orderly transition of his leadership of the Audit Committee (AC). Mr. Blakely has successfully completed that transition to Mr. Cary and, as a result, is not being nominated for election at the Annual Meeting.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Digital Transformation Committee	CNGC
Franklin W. Hobbs Current CEO, Ribbon Communications Inc.	70	2009	Yes		●		●
Kenneth J. Bacon Former Executive Officer, Fannie Mae	63	2015	Yes		Chair	●
Maureen A. Breakiron-Evans Former CFO, Towers Perrin	63	2015	Yes	●		●
William H. Cary Former Executive Officer, General Electric	58	2016	Yes	Chair
Mayree C. Clark Former Executive Officer, Morgan Stanley	61	2009	Yes	●	●
Kim S. Fennebresque Former Chairman and CEO, Cowen Group, Inc.	68	2009	Yes			●	Chair
Marjorie Magner Former Executive, Citigroup	68	2010	Yes		●		●
John J. Stack Former Chairman and CEO, Ceska Sporitelna, A.S.	71	2014	Yes	●	●		●
Michael F. Steib Current CEO, XO Group, Inc.	41	2015	Yes			Chair
Jeffrey J. Brown Current CEO, Ally Financial Inc.	45	2015	No
Number of meetings in 2017				12	6	5	8

-4-	2018 Proxy Statement

We expect that this will be an uncontested election of directors—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, under our Bylaws, each director will be elected by a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Voting ABSTAIN in an uncontested election will have no effect on the outcome. The Company has adopted a director resignation policy providing that, if an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director must promptly tender a notice of resignation to the Company’s Chief Executive Officer (CEO) or Secretary, which will become effective only upon acceptance by the Board. The CEO or the Secretary, as applicable, will relay a copy of the notice to the Chair of the Board and the Chair of the CNGC. The CNGC will make a recommendation to the Board as to whether the resignation should be accepted or rejected or whether other action should be taken. The affected director will not take part in any deliberations or actions of the CNGC or the Board relating to the resignation. Within 90 days following certification of the election results, the Board will act on the resignation, taking into account the CNGC’s recommendation and any other information judged by the Board to be relevant, and publicly disclose its decision in a filing with the U.S. Securities and Exchange Commission (SEC). If the Board rejects the director’s resignation, under Delaware law, the director will continue to serve on the Board. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may reduce the size of the Board.

If the election of directors unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply under our Bylaws. “Plurality voting” means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

No cumulative voting rights exist in this election. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

We do not anticipate that any nominee will become unavailable for election. If that were to happen for any reason, however, the shares represented by proxies and voting for a nominee who unexpectedly becomes unavailable will be voted instead for a substitute candidate nominated by the Board, unless the Board elects to reduce its size.

The Board recommends that stockholders vote FOR the election of each of the 10 nominees to our Board.

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DIRECTOR QUALIFICATIONS AND RESPONSIBILITIES

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of education, business acumen, accounting and financial expertise, risk-management experience, or experience with other organizations. When considering director candidates, the CNGC and the Board take into account these factors as well as other characteristics that, in their judgment, will contribute in a meaningful way to increasing the fundamental value of Ally and creating long-term value for stockholders. These characteristics include independence, the ability to provide guidance on Ally’s risk profile and effective challenge on Ally’s strategy in the context of its risk profile, the ability to make independent and disinterested decisions in the balanced and best interests of Ally’s stockholders as a whole, the ability and willingness to devote sufficient time and attention to Ally, personal and professional integrity, honesty, ethics, and values, and the candidate’s overall fit within the existing mix of director characteristics. In addition, the CNGC and the Board consider diversity in the characteristics of director candidates, including each candidate’s perspective and background, with the ultimate aim of enhancing the Board’s ability to perform its oversight function most effectively.

In their consideration of director candidates, the CNGC and the Board also take into account the Board’s responsibility to provide direction and oversight for the Company’s business and affairs. In its oversight role, the Board’s primary responsibilities include the following:

•

providing general direction, guidance, and effective challenge on Ally’s strategy in the context of its risk profile, including reviewing strategic, business, and financial objectives and plans and monitoring performance against all of them;

•

selecting the CEO, and through the CNGC, setting goals and compensation for, and evaluating the performance of, the CEO and other identified senior executives and overseeing compensation policies relative to risks and applicable law;

•	through the CNGC, reviewing succession plans for the CEO and other identified senior executives;
•	through the Risk Committee (RC), establishing and approving Ally’s risk-appetite framework;
•

through the AC, monitoring the integrity of Ally’s financial statements and financial-reporting process and the adequacy of its financial and other internal controls, including disclosure controls and procedures;

•

requiring and, through the AC and the RC, reviewing effective compliance systems and policies for ethical and legal conduct, including procedures for confidential, anonymous, and non-retaliatory reporting of unethical or illegal behavior; and

•

establishing the proper “tone at the top” by setting clear expectations for Ally’s ethical behavior and compliance with applicable law, including monitoring management’s promotion of integrity, honesty, and ethical and legal conduct throughout Ally.

The CNGC and the Board are dedicated to assembling directors who excel in fulfilling these responsibilities, exercise independent leadership and oversight of management, and operate in a cohesive and effective manner. Each director candidate possesses valued backgrounds, skills, and other characteristics, and collectively, these director candidates are positioned to meaningfully contribute to increasing the fundamental value of Ally and creating long-term value for stockholders.

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The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Bacon, Ms. Breakiron-Evans, Mr. Cary, Ms. Clark, Mr. Fennebresque, Ms. Magner, Mr. Stack, and Mr. Steib is independent as defined in the New York Stock Exchange (NYSE) listing standards and applicable SEC rules (each independent and an independent director). The Board has determined that Mr. Brown, the Company’s CEO, is not independent as defined in the NYSE listing standards and applicable SEC rules due to his position as an executive officer of the Company. In evaluating the independence of each director candidate, transactions, relationships, and arrangements between the director candidate or any related person or interest and the Company or any of its subsidiaries were assessed. These included a variety of financial-services relationships—such as deposit accounts, extensions of credit, and investment services—and one commercial arrangement involving the provision of services in the ordinary course of business to Ally. All of these transactions, relationships, and arrangements were judged to have been made on terms and under circumstances at least as favorable to the Company or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. In addition, none of these transactions, relationships, or arrangements were determined to require disclosure under Item 404(a) of SEC Regulation S-K. The Board concluded as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Set forth here is a brief description of the backgrounds, skills, and other characteristics that led the CNGC and the Board to conclude that the director candidates should be nominated for election at the Annual Meeting.

Franklin W. Hobbs

Director of Ally since May 2009 and the current Chairman of the Board. Mr. Hobbs currently serves as President and Chief Executive Officer of Ribbon Communications Inc. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for midmarket companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He currently serves as a director on the boards of Ribbon Communications Inc., Lord Abbett & Company, and Molson Coors Brewing Company.

Mr. Hobbs is nominated to be a director because he brings extensive business experience in: leading large, heavily regulated, complex organizations; strategic planning; risk management; and serving on a public company board, through his prior professional positions and service on other boards and board committees.

Kenneth J. Bacon

Director of Ally since February 2015. Mr. Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private equity firm based in Bethesda, Maryland. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as the executive vice president of the multi-family mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the boards of Comcast Corporation, Welltower, Inc., and Forest City Realty Trust, Inc. He also served as a director of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015. Mr. Bacon earned a bachelor’s degree from Stanford University, a master’s degree in international relations from the London School of Economics and a master’s degree from Harvard Business School.

Mr. Bacon is nominated to be a director because he brings extensive business experience in: the financial services industry; leading large, complex, heavily regulated institutions; strategic planning; and risk management, through his prior professional positions and current service on other boards.

-7-	2018 Proxy Statement

Maureen A. Breakiron-Evans

Director of Ally since July 2015. Ms. Breakiron-Evans served as Chief Financial Officer of Towers Perrin from January 2007 to April 2008. Prior to that, Ms. Breakiron-Evans served as Vice President and General Auditor of CIGNA Corporation, Executive Vice President and Chief Financial Officer at Inovant, LLC, and held several positions at Transamerica Corporation. Ms. Breakiron-Evans began her career as a financial auditor, ultimately serving as an Audit Partner with Arthur Andersen & Co. She has served on the board of directors of Cognizant Technology Solutions Corp. since 2009 where she is a member of the nominating and corporate governance committee as well as the chair of the audit committee, and has served on the board of directors of Cubic Corporation since February 2017 where she is a member of the nominating and corporate governance and audit committees. Ms. Breakiron-Evans has previously served on the board of directors of the Federal Home Loan Bank of Pittsburgh, a private government sponsored-enterprise, and ING Direct, an internet bank. Ms. Breakiron-Evans also served on the board of directors of Heartland Payment Systems, Inc., a provider of payment processing services, from 2012 to 2016, where she chaired the audit committee. Ms. Breakiron-Evans received a bachelor’s degree in business administration from Stetson University, a master’s degree in business administration from Harvard Business School and a master’s degree in liberal arts from Stanford University. She is also a Certified Public Accountant in the State of California.

Ms. Breakiron-Evans is nominated to be a director because she brings extensive business experience in: the financial and technology services industry; audit and financial reporting matters; strategic planning and risk management through her prior professional positions and service on other boards and board committees.

William H. Cary

Director of Ally since June 2016. Mr. Cary is a former executive of General Electric (GE). During his 29 years at GE, he held several leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk and capital markets. His roles included the president and chief operating officer at GE Capital and the president and chief executive officer of GE Money in London. Prior to working with GE, Mr. Cary worked for the Clorox Company, where he started his career. Mr. Cary currently serves on the boards of BRP, Inc. and Rush Enterprises, Inc. Mr. Cary received his bachelor’s degree in business administration and finance from San Jose State University.

Mr. Cary is nominated to be a director because he brings extensive business experience in: the financial services industry; audit and financial reporting matters; leading large, complex, heavily regulated institutions; strategic planning; and risk management, through his prior professional positions and current service on other boards.

Mayree C. Clark

Director of Ally since May 2009. Ms. Clark is the founding partner of Eachwin Capital, a private investment partnership. Previously, she was a Partner and member of the Executive Committee of AEA Holdings. She held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and Chairman of MSCI. Ms. Clark is currently a director of Taubman Centers, Inc. and Regulatory DataCorp, Inc. She is also Chair of the Tricycle Foundation, and a member of the Council on Foreign Relations, Women Moving Millions, and the Circle Financial Group. She received her master’s degree in business administration from Stanford University Graduate School of Business and her bachelor’s degree from the University of Southern California.

Ms. Clark is nominated to be a director because she brings extensive business experience: as an executive of a major public financial services company, as well as specific experience in investment banking and capital markets; asset management; wealth management; strategic planning; and risk management, through her prior professional positions and service on other boards and professional organizations.

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Kim S. Fennebresque

Director of Ally since May 2009. Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., where he oversaw all aspects of the management and operations of the company. Prior to joining Cowen Group, Mr. Fennebresque held positions as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the boards of BlueLinx Holdings Inc., Albertsons Companies Inc., BAWAG P.S.K., and Ribbon Communications Inc.  He formerly served on the boards of Delta Tucker Holdings, Inc., TEAK Fellowship, Fountain House and Common Good.

Mr. Fennebresque is nominated to be a director because of his extensive business experience in: investment banking; the management of a publicly traded company; and deep and broad exposure to compensation, legal, accounting and regulatory issues faced by large, complex, heavily regulated institutions.

Marjorie Magner

Director of Ally since May 2010. Ms. Magner is a founding member and partner of Brysam Global Partners, a specialized private equity firm that invests in financial services. Previously, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management, Purdue University. Ms. Magner also serves as chairman of the board of TEGNA Inc. and on the boards of Accenture plc., and the Brooklyn College Foundation. She is a member of the Dean’s Advisory Council for the Krannert School of Management.

Ms. Magner is nominated as a director because she brings extensive business experience in: the financial services industry; leading a large, complex, heavily regulated business; strategic planning; and risk management, through her prior professional positions and current service on other boards.

John J. Stack

Director of Ally since July 2014. Mr. Stack served as Chairman and Chief Executive Officer of Ceska Sporitelna, A.S., the largest bank in the Czech Republic, from 2000 to 2007. Prior to that, he spent 22 years in retail banking in various roles at Chemical Bank and then later at Chase Bank. Mr. Stack began his career in government working in staff roles in the New York City Mayor’s Office and then the New York City Courts System. He earned a bachelor’s degree from Iona College and a master’s degree from Harvard Graduate School of Business Administration. Mr. Stack also serves on the boards of Ceska Sporitelna, A.S. (Chairman of the Board; Prague, Czech Republic), Erste Group Bank AG (Vienna, Austria) and Mutual of America Capital Management (New York).

Mr. Stack is nominated to be a director because he brings extensive business experience in: the financial services industry; leading large, complex, heavily regulated institutions; strategic planning; and risk management, through his prior professional positions and current service on other boards.

Michael F. Steib

Director of Ally since July 2015. Mr. Steib has served as the Chief Executive Officer and director of XO Group Inc. since 2014. Prior to joining XO Group, Mr. Steib served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that position, Mr. Steib served at Google, Inc. as Director, Google TV Ads from January 2007 to September 2009, and Managing Director, Emerging Platforms, from September 2009 to July 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and prior to that as Vice President, Business Development. In addition, he previously worked on the development of new media businesses for Walker Digital, LLC, and as a management consultant with McKinsey & Company. Mr. Steib serves on the board of Literacy Partners. Mr. Steib received his bachelor’s degree in economics from the University of Pennsylvania.

Mr. Steib is nominated to be a director because he brings extensive experience: as an executive of a publicly traded company, as well as specific experience in strategic planning and business development through his prior professional positions and service on other boards.

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Jeffrey J. Brown

Jeffrey Brown was named chief executive officer of Ally Financial in February 2015 and also serves on its board of directors. Mr. Brown is driving Ally’s evolution as a leading digital financial services company. Under his leadership, Ally is building on its strengths in auto financing, retail deposits and corporate financing, as well as diversifying its offerings to include digital wealth management and online brokerage, a credit card and mortgage products. Brown has deep financial services experience, having previously served in a variety of key leadership roles at Ally. Prior to being named CEO, Brown was president and CEO of Ally’s Dealer Financial Services business, where he oversaw the company’s automotive finance, insurance and auto servicing operations. Brown joined Ally in March 2009 as corporate treasurer and, in 2011, was named executive vice president of finance and corporate planning, where he oversaw the company’s finance, treasury and corporate strategy initiatives. Prior to joining Ally, Brown was the corporate treasurer for Bank of America, where he had responsibility for the core treasury functions, including funding and managing interest rate risk. Brown spent 10 years at Bank of America, beginning his career in finance and later joining the balance sheet management division. During his tenure at Bank of America, he also served as the bank’s deputy treasurer and oversaw balance sheet management and the company’s corporate funding division. Brown received a bachelor’s degree in economics from Clemson University and an executive master’s degree in business from Queens University in Charlotte. He serves on the Board of the Clemson University Foundation, an independent, not-for-profit entity that promotes the welfare and future development of Clemson University. He also serves on the Trevillian Cabinet of the College of Business and Behavioral Sciences at Clemson University and on the Board of Trustees for Queens University in Charlotte. Brown was recognized for his commitment to family, career and community with a 2016 Father of the Year award by the Father’s Day Council and benefiting the American Diabetes Association.

Mr. Brown is nominated to be a director because he brings extensive experience in: banking; capital markets activity; turnarounds; corporate strategy; and risk management; and because he has broad and deep knowledge of all facets of the Company’s operational, financial and compliance activities in an evolving business and regulatory environment.

In identifying and recommending candidates to stand for election to the Board, the CNGC may consider existing directors for renomination and may use search firms or other resources to identify other potential director candidates. The CNGC also considers potential director candidates who are recommended by stockholders in compliance with applicable law and listing rules and our Bylaws. Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNGC should address their recommendations in writing, including all information required by our Bylaws, to the Compensation, Nominating, and Governance Committee of the Board of Directors, Ally Financial Inc., Attention: Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The CNGC uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

The effectiveness of these policies and processes for identifying and considering potential director candidates is assessed by the CNGC in connection with its periodic evaluation of the performance of the Board and each committee as contemplated by the Governance Guidelines.

MEETING ATTENDANCE

Directors are strongly encouraged to attend each annual meeting of stockholders in order to provide an opportunity for informal communication between directors and stockholders and to enhance the Board’s understanding of stockholder priorities and perspectives. All existing directors attended the last annual meeting of stockholders on May 2, 2017.

The Board met eight times during 2017. Each nominee who is currently a director attended at least 75% of the aggregate of (1) the total number of meetings held in 2017 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2017 by all applicable committees during the period when the director was serving on those committees.

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THE BOARD’S LEADERSHIP STRUCTURE

A majority of the full Board elects the Chairman, and under our Bylaws, the Chairman is elected from among Ally’s independent directors. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director. Mr. Brown is our CEO.

The Board believes that separating the roles of Chairman and CEO is currently in the best interests of the Company and its stockholders because, based on the Company’s present circumstances, the structure provides a balance between strategic development and independent oversight of management. The Board, however, maintains its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company as circumstances warrant.

Under the Governance Guidelines, the Chairman (or in the Chairman’s absence, an alternate director designated by the Chairman or, if the Chairman has not made a designation, an alternate director designated by a majority of the independent directors then present) will preside at Board meetings and executive sessions of the independent or non-management directors. The Chairman also has the following responsibilities: (1) serve as a liaison between the independent directors and management, (2) periodically communicate with the CEO to discuss matters of importance to the independent directors, (3) provide for adequate deliberations on all agenda items and other matters properly brought before the Board, and (4) perform other duties that are appropriate for a non-executive chair and that a majority of the independent directors may identify from time to time.

COMMITTEES OF THE BOARD

The standing committees of the Board are the AC, the RC, the Digital Transformation Committee (DTC), and the CNGC. The membership of these committees during 2017 and the total number of their meetings in 2017 are detailed in the table in Proposal 1, with the following modifications: (1) Mr. Blakely served as Chair of the AC throughout 2017 and through February 28, 2018, and has continued to serve as a member of the AC since that time, (2) Mr. Blakely served as a member of the CNGC throughout 2017 and has continued to do so since that time, (3) Mr. Cary served as a member of the AC throughout 2017, has continued to do so since that time, and was appointed as Chair of the AC effective March 1, 2018, (4) Ms. Clark served as Chair of the RC throughout 2017 and through March 13, 2018, and has continued to serve as a member of the RC since that time, (5) Mr. Bacon served as a member of the RC throughout 2017, has continued to do so since that time, and was appointed as Chair of the RC effective March 14, 2018, and (6) Mr. Stack was appointed as a member of the CNGC effective March 1, 2018.

Audit Committee

The AC is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (Exchange Act). The AC assists the Board in overseeing (1) Ally’s accounting and financial reporting, (2) the appointment, qualifications, independence, and performance of Ally’s independent registered public accounting firm, (3) the performance and independence of Ally’s internal audit function, (4) Ally’s compliance with legal and regulatory requirements, and (5) in conjunction with the RC, the effectiveness of Ally’s risk management and internal controls in connection with the foregoing.

The Company’s independent registered public accounting firm is ultimately and solely accountable to, and reports directly to, the AC. The AC has the sole authority and direct responsibility to appoint, retain, compensate, oversee, and replace the Company’s independent registered public accounting firm. The AC also reviews and approves the appointment, retention, performance evaluation, and compensation of the Company’s General Auditor and, at least annually, approves the internal-audit charter, the audit policy, and the General Auditor’s proposed audit plan, financial budget, and staffing. Periodically, the AC meets with management, the General Auditor, and the Company’s independent registered public accounting firm in separate executive sessions.

The Board has determined that all members of the AC are qualified to serve on the AC under applicable SEC rules and NYSE listing standards (including the independence and financial-literacy requirements for audit-committee members), are audit-committee financial experts under applicable SEC rules, and have accounting or related financial management expertise under applicable NYSE listing standards. None of the members of the AC simultaneously serves on more than three public-

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company audit committees. Additional information about the AC can be found in the Audit Committee Report later in this proxy statement.

Risk Committee

The RC assists the Board in overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite framework and its program for managing compliance risk. The RC establishes and approves the risk-appetite framework, including the risk-appetite and risk-culture statement, the material risk taxonomy, risk guardrails, and risk metrics. The RC also reviews Ally’s global risk-management framework and oversees management’s responsibility for ensuring that this framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size. At least annually, the RC reviews and approves Ally’s business-continuity, model-risk-management, and loan-review plans. Additionally, the RC approves the appointment, retention, performance evaluation, and compensation of the Chief Risk Officer, who directly reports to both the RC and the CEO, and reviews the qualifications and independence of the Chief Risk Officer.

Digital Transformation Committee

The DTC assists the Board in overseeing strategies for maximizing customer and stockholder value by understanding and capitalizing on industry changes and customer channels created by digital technologies. The DTC reviews and reports to the Board on significant technologically driven developments that may impact Ally and the industries it serves, management’s strategies for maximizing the value to stockholders that can be created by these developments, and management’s strategies for capitalizing on alternative sources of revenues and profits generated through digital channels.

Compensation, Nominating, and Governance Committee

The CNGC assists the Board in overseeing the establishment, maintenance, and administration of Ally’s executive-compensation plans. This responsibility includes evaluating, determining, and approving the goals and compensation of the CEO, the other individuals who are designated as officers or executive officers (together with the CEO, the Executive Officers) under SEC Rule 16a-1 or 3b-7 respectively, and other executives designated by the CNGC as under its purview (together with the Executive Officers, the Purview Executives). The CNGC also assists the Board in overseeing Ally’s executive-leadership development and succession planning, the compensation of non-employee directors, the disclosure of executive-compensation matters as required by applicable law, the identification of qualified individuals for membership on the Board, evaluations of the performance of the Board, its committees, and management, and the development and administration of corporate-governance guidelines and other corporate-governance practices. In addition, the CNGC is responsible for reviewing, evaluating, and approving all related-person transactions to the extent required by Ally’s governing documents or policies or applicable law. The Board has determined that all members of the CNGC are qualified to serve on the CNGC under applicable SEC rules, NYSE listing standards, and rules of the Department of the Treasury (including the independence, non-employee-director, and outside-director requirements for compensation-committee members).

A narrative description of the processes for considering and determining executive and director compensation—including (1) the CNGC’s authority and the extent to which that authority may be delegated and (2) the roles of Ally’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in the Compensation Discussion and Analysis and in Director Compensation later in this proxy statement. The CNGC’s policies on the nomination process for directors can be found in Director Qualifications and Responsibilities earlier in this proxy statement.

GOVERNANCE DOCUMENTS

Charters for the AC, the RC, the DTC, and the CNGC, along with the Governance Guidelines and the Code of Conduct and Ethics, are available on the Company’s website at http://www.ally.com/about/company-structure/policies-charters/index.html.

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RISK MANAGEMENT

The Board’s primary responsibilities include providing general direction, guidance, and effective challenge on Ally’s strategy in the context of its risk profile and, through the RC, establishing and approving Ally’s risk-appetite framework.

The RC is composed of only independent directors and has oversight over Ally’s global risk-management framework. Among the RC’s specific duties are the following:

•

review Ally’s global risk-management framework and oversee management’s responsibility for ensuring that the framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size;

•

review reports from the Chief Risk Officer on the risk-management policies of Ally’s global operations and the operation of its global risk-management framework, including reports on risk-management deficiencies, the resolution of those deficiencies, and emerging risks;

•	review reports and trends on Ally’s material risks as set forth in its risk-appetite framework and reports from management on its actions to assess, monitor, and control those risks;
•

review reports and trends on Ally’s liquidity planning and capital-management processes, and at least annually, review and approve the contingency-funding plan, any material revisions to it, and stress-test policies and procedures;

•	review reports and trends on Ally’s program for managing compliance risk;
•	review reports on the new-product-approval process, including risks and performance of high-risk-rated products and alignment to the risk-appetite framework;
•	review reports and trends on Ally’s information-technology risks (including cybersecurity risk) and related risk-mitigation plans;
•	at least annually, review and approve Ally’s business-continuity-and-testing plans;
•	at least annually, review and approve Ally’s model-risk-management plan, and periodically review reports and trends on Ally’s model-risk-management program; and
•	at least annually, approve Ally’s loan-review plan, and periodically review reports from Ally’s loan-review function.

The RC also meets in joint session with the AC, at least annually, to discuss with management the guidelines and policies for assessing and managing Ally’s exposure to risks, including major financial risk exposures, and the steps management has taken to monitor, control, report on, and, as necessary, disclose those exposures.

In addition, the CNGC is responsible for overseeing the management of risks relating to the Company’s executive-compensation policies and practices and confirming that those policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The AC correspondingly has responsibility to oversee the effectiveness of the Company’s risk management and internal controls that are designed to (1) safeguard assets, (2) confirm the accuracy and integrity of accounting, financial reporting, and disclosures, (3) maintain compliance with ethical standards, policies, procedures, and applicable laws, and (4) promote effectiveness and efficiency of operations.

While each of these committees is responsible for evaluating specified risks and overseeing the management of those risks, the full Board is regularly updated on the state of the Company’s risk profile, risk appetites, and enterprise-wide risk-management program and considers them in assessing and directing the strategy and the business of the Company. Our independent Chairman and our CEO are individually focused as well on the Company’s risk-management policies and practices.

COMMUNICATIONS WITH THE BOARD

Under the Governance Guidelines, stockholders and other members of the public may communicate with the Board, the Chairman of the Board, any other individual director, the non-management directors as a group, the independent directors as a

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group, or any committee of the Board by sending written correspondence in care of the Ally Financial Inc. Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary. Any correspondence that expresses a concern about any governance, conduct, ethical, accounting, financial-reporting, or internal-control matter will be addressed as provided in the Governance Guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the CNGC during the year ended December 31, 2017—Kim S. Fennebresque, Robert T. Blakely, Franklin W. Hobbs, and Marjorie Magner—(1) was an officer or employee of the Company during 2017, (2) was a former officer of the Company, or (3) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other entity for which any of our directors served as an executive officer at any time during the year ended December 31, 2017.

DIRECTOR COMPENSATION

Consistent with the Governance Guidelines, Mr. Brown does not receive any separate compensation for his service on the Board.

Each non-employee director is awarded an annual retainer following the annual meeting of stockholders. In 2017, this annual retainer totaled $225,000 and was composed of $90,000 in cash and $135,000 in director deferred stock units, which each represent the right to receive one share of our common stock upon the director’s departure from the Board (Director DSUs). Our independent Chairman is not an executive of the Company, but he plays an active leadership role in the Board’s oversight of management and, as a result, receives an additional annual retainer at the same time, which in 2017 totaled $275,000 and was composed of $110,000 in cash and $165,000 in Director DSUs.

An additional annual retainer is paid after the annual meeting to each non-employee director who serves as chair of a standing committee of the Board. In 2017, an annual cash retainer of $60,000 was paid to the chair of the AC and the chair of the RC, and an annual cash retainer of $50,000 was paid to the chair of the CNGC and the chair of the DTC. Further, each non-employee director receives at the same time a separate annual retainer for each standing committee on which the director serves, including as chair, which in 2017 was $20,000 for each committee. A meeting fee of $2,000 is payable to each non-employee director for each Board or applicable committee meeting in excess of eight per year, and in 2017, each member of the AC received an additional cash payment of $8,000 as a result.

Consistent with the Governance Guidelines, non-employee directors are reimbursed for reasonable out-of-pocket expenses related to their service on the Board. Furthermore, under our Certificate of Incorporation, directors are limited in their liability and indemnified to the fullest extent permitted by Delaware law for their service in that capacity.

Ally allows its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals can be made into either fully vested Director DSUs or a cash account that is credited with interest quarterly. Interest earned on a cash account is based on the average rate offered by Ally Bank for deposits in its online savings accounts.

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The following table describes compensation for non-employee directors who served during fiscal year 2017.

2017 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Total ($)
Franklin W. Hobbs (b)	240,035	300,016	540,051
Kenneth J. Bacon	140,000	135,000	275,000
Robert T. Blakely	198,000	135,000	333,000
Maureen A. Breakiron-Evans (c)	138,050	135,000	273,050
William H. Cary	114,000	135,000	249,000
Mayree C. Clark	196,000	135,000	331,000
Kim S. Fennebresque	180,000	135,000	315,000
Marjorie Magner	140,000	135,000	275,000
John J. Stack	146,000	135,000	281,000
Michael F. Steib	160,000	135,000	295,000

(a)

Includes annual Director DSUs, which were rounded up to the nearest whole share. Director DSUs to be settled in stock upon a director’s departure from the Board. Annual grants are determined using the fair market value at the time of the annual grant, which is prorated for a Board member who joins after the annual meeting.

(b)

Mr. Hobbs elected to defer 50% of cash retainer payment in the form of Director DSUs, which had a fair value of $120,035 upon deferral. Of the total amount, he was paid $120,000 in cash for retainer payment and meeting fees in 2017.

(c)

Ms. Breakiron-Evans elected to defer 100% of cash retainer payment in the form of Director DSUs, which had a fair value of $130,050 upon deferral. Of the total amount, she was paid $8,000 in cash for meeting fees in 2017.

The following table sets forth the aggregate number of Director DSUs held by each non-employee director at December 31, 2017. Each Director DSU represents one share of Ally’s common stock.

Director DSU Balances as of December 31, 2017
Name	Annual Equity Grant (#) (a)	Non-Employee Director (NED) Deferred Stock (#) (b)	Total DSUs (#) (c)
Franklin W. Hobbs	15,683	5,178	60,633
Kenneth J. Bacon	7,057	-	24,397
Robert T. Blakely	7,057	-	30,836
Maureen A. Breakiron-Evans	7,057	5,610	35,179
William H. Cary	7,057	-	19,455
Mayree C. Clark	7,057	-	30,836
Kim S. Fennebresque	7,057	-	30,836
Marjorie Magner	7,057	-	30,836
John J. Stack	7,057	-	26,439
Michael F. Steib	7,057	-	21,951

(a)	Annual Equity Grant includes the annual retainer.
(b)	Summary of NED elected Director DSUs. Number of shares is determined using the fair market value at quarter end.
(c)	Total Director DSUs for all Directors include Director DSU grants from prior years.

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SECURITY OWNERSHIP AND OTHER GOVERNANCE MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At the close of business on March 12, 2018, the following were known to the Company to be the beneficial owners (as defined in SEC Rule 13d-3) of more than five percent of the Company’s common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Persons affiliated with Harris Associates LP (a) c/o Harris Associates, LP 111 S. Wacker Drive Suite 4600, Chicago, Illinois 60606	40,508,483	9.35%
Persons affiliated with The Vanguard Group (b) c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	37,939,564	8.75%
Persons affiliated with Blackrock, Inc. (c) c/o Blackrock, Inc. 55 East 52nd Street New York, NY 10055	22,691,452	5.24%

(a)

This is according to information provided to the Company in a Schedule 13G/A filed by Harris Associates L.P. with the SEC on February 13, 2018. Harris Associates Inc. is the general partner of Harris Associates L.P. According to the Schedule 13G/A, Harris Associates L.P. and its general partner Harris Associates Inc. each has sole dispositive power over 40,508,483 shares of our common stock by reason of advisory and other relationships with clients who own such shares.

(b)

This is according to information provided to the Company in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2018. According to the Schedule 13G/A, the Vanguard Group has sole voting power over 346,176 shares of our common stock, shared voting power over 100,520 shares of our common stock, sole dispositive power over 37,511,255 shares of our common stock, and shared dispositive power over 428,309 shares of our common stock.

(c)

This is according to information provided to the Company in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 1, 2018. According to the Schedule 13G, BlackRock Inc. has sole voting power over 19,432,192 shares of our common stock and sole dispositive power over 22,691,452 shares of our common stock.

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SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

The following tables set forth information, at the close of business on March 12, 2018, concerning the number of shares of common stock and stock-settled units of the Company beneficially owned (as defined in SEC Rule 13d-3) by each director, nominee, and NEO (as defined in the Compensation Discussion and Analysis later in this proxy statement) as well as all directors and executive officers (as defined in SEC Rule 3b-7) as a group. Our executive officers under SEC Rule 3b-7 are also the individuals designated as our officers under Section 16(a) of the Exchange Act and SEC Rule 16a-1. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of our common stock, and all directors and executive officers as a group own less than one percent of the outstanding shares of our common stock. The persons named have furnished this information to us.

Beneficial Ownership
Name	Shares of Common Stock Beneficially Owned	Stock-Settled Units (a)	Total Beneficial Ownership (b)
Franklin W. Hobbs	5,000	60,633	65,633
Kenneth J. Bacon	-	24,397	24,397
Robert T. Blakely	-	30,836	30,836
Maureen A. Breakiron-Evans	-	35,179	35,179
William H. Cary	-	19,455	19,455
Mayree C. Clark	10,000	30,836	40,836
Kim S. Fennebresque	-	30,836	30,836
Marjorie Magner	2,700	30,836	33,536
John J. Stack	4,000	26,439	30,439
Michael F. Steib	-	21,951	21,951
Jeffrey J. Brown	142,110	59,102	201,212
Christopher A. Halmy	66,335	26,596	92,931
Timothy M. Russi	57,959	26,596	84,555
Diane E. Morais	52,291	26,596	78,887
Scott A. Stengel	9,981	-	9,981
Directors and Executive Officers as a Group	350,376	458,391	808,767

(a)	Stock-settled units in this column comprise all vested stock-settled units and all stock-settled units that will vest within 60 days of March 12, 2018.
(b)

Under SEC rules, stock units are not treated as beneficially owned if the holder does not have the right to acquire the underlying stock within 60 days of March 12, 2018, or if the stock units will be settled in cash and therefore do not represent the right to acquire stock. Amounts reflected in the following table comprise both beneficially owned units included in the table above, as well as time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that are excluded from the table above. For tax reasons, Ally issued some of the RSUs as restricted stock awards rather than restricted stock units, but we include all of them in the term RSUs.

	Beneficially Owned
Name	Shares of Common Stock	Stock-Settled Units	Number of RSUs (1)	Number of PSUs (1)	Total
Jeffrey J. Brown	142,110	59,102	268,658	341,009	810,879
Christopher A. Halmy	66,335	26,596	90,816	107,927	291,674
Diane E. Morais	52,291	26,596	95,962	101,432	276,281
Timothy M. Russi	57,959	26,596	92,480	98,324	275,359
Scott A. Stengel	9,981	-	53,841	32,794	96,616

(1)

RSUs and PSUs settle in shares of Ally common stock. The number of PSUs reflect shares to be received assuming the related performance goals are achieved at the target. For further information on all equity-based awards, refer to Components of Ally’s Compensation Program—Incentive Awards—Long-Term Equity-Based Incentive Awards later in this proxy statement.

The CEO, all other Purview Executives, all directors, and specified associated persons are subject to personal trading restrictions to further align the interests of management and directors with those of stockholders. The restrictions apply to all of Ally’s securities, including common stock, preferred stock, and debt. In the absence of an exception granted in accordance with Ally’s Enterprise General Insider Trading and Blackout Policy, the restrictions prohibit (1) any transaction that hedges the person’s economic interest in and exposure to the full rewards and risks of ownership in a security of Ally, (2) any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a security of Ally and any similar speculative transaction (excluding, for clarity, any transaction under Ally’s compensation plans), (3) any short sale, including a short sale against the box, of a security of Ally, (4) any pledge of a security of Ally as collateral, including through a margin account (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), and (5) any limit order involving a security of Ally (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our officers (as defined in Section 16(a) of the Exchange Act and SEC Rule 16a-1), and any person who beneficially owns more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. These reporting persons also are required by SEC rules to furnish us with copies of all forms that they file with the SEC pursuant to Section 16(a) of the Exchange Act. To the Company’s knowledge, based solely on its review of the copies received by the Company during or with respect to 2017 and written representations from reporting persons that no other forms or reports were required to be filed, the Company believes that each person who was a reporting person during 2017 timely filed the reports required by Section 16(a) during 2017.

CODE OF CONDUCT AND ETHICS AND REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Code of Conduct and Ethics to promote integrity in the workplace, in the marketplace, and in our communities. The Code of Conduct and Ethics applies to all of Ally’s officers and employees, including the CEO, the Chief Financial Officer (CFO), and the Controller. We will post any amendment to the Code of Conduct and Ethics, as well as any waiver that is required to be disclosed under applicable SEC rules or NYSE listing standards, on the Company’s website at http://www.ally.com/about/company-structure/policies-charters/index.html. There were no waivers from any provision of the Code of Conduct and Ethics in 2017 that were required to be disclosed.

The Board has adopted a written Related Party Transactions Policy and Protocols (Related-Person Transaction Policy) that requires the Board or a committee of the Board to review and to approve or ratify any related-person transaction. The authority to review and to approve or ratify related-person transactions has been delegated to the CNGC in its charter.

A related-person transaction under the Related-Person Transaction Policy is an existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated—that is, where (1) Ally was or will be a participant, (2) the amount involved exceeds $120,000, and (3) any related person had or will have a direct or indirect material interest. The term related person under Item 404(a) means, at the applicable time, (a) any director or director nominee of Ally, (b) any executive officer of Ally, (c) any beneficial owner of more than 5% of any class of Ally’s voting securities, and (d) any immediate family member (as defined in Item 404) of any of those directors, nominees, executive officers, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with Ally (excluding any interest arising only from the person’s position as a director of such an entity, the person’s direct or indirect attributed ownership of less than a 10% equity interest in such a corporate or similar entity, or the person’s position as a limited partner with less than a 10% direct or indirect attributed interest in such a partnership entity).

The following categories of transactions are treated as appropriately approved or pre-approved for purposes of the Related-Person Transaction Policy: (i) director or executive-officer compensation that is separately approved by the Board or the CNGC, including the reimbursement of ordinary-course expenses consistent with Ally’s policies, (ii) indemnification or advancement of expenses consistent with Ally’s Certificate of Incorporation and any related written agreement, (iii) financial services that are provided by Ally in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and that do not involve more than the normal risk of collectability or present other unfavorable features, and (iv) transactions where the interest of the related person arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis.

Information about any potential related-person transaction must be reported to and reviewed by the Company’s General Counsel. If the General Counsel determines that a related-person transaction is being proposed, the matter will be referred to the CNGC or, if necessary, the Board for review. If any transaction is executed without the prior approval of the CNGC or the Board and if the CNGC or the Board decides not to ratify it, the Company’s management must rescind or terminate the transaction as promptly and on as favorable of terms as feasible.

Under the Related-Person Transaction Policy, when considering whether to approve or ratify a related-person transaction, the CNGC or the Board will consider (A) the commercial reasonableness and arm’s-length nature of the transaction, (B) the business purpose and timing of the transaction, (C) the benefits likely to accrue to Ally from the transaction, (D) the nature and opportunity costs of alternative transactions, (E) the materiality and character of the related person’s interest, (F) the effect of the transaction on the independence of any director or director nominee, (G) actual or potential conflicts of interest for the related person, (H) reputational risks for Ally, and (I) other relevant facts and circumstances.

There has been no transaction since January 1, 2017, that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Related-Person Transaction Policy or for which the Related-Person Transaction Policy was not followed.

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EXECUTIVE COMPENSATION, STOCK-OWNERSHIP GUIDELINES, AND TRADING RESTRICTIONS

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and SEC Rule 14a-21 require us, at least every third calendar year, to hold a non-binding stockholder advisory vote at our annual meeting on the compensation paid to our NEOs (as defined in the Compensation Discussion and Analysis later in this proxy statement) as disclosed in our proxy statement in accordance with applicable SEC rules. This is commonly known as a say-on-pay advisory vote.

Under the Company’s executive-compensation programs, the NEOs are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals, and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis along with the information in the compensation tables for additional details about the executive-compensation programs, including information about the fiscal year 2017 compensation of the NEOs.

Stockholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This say-on-pay advisory vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, stockholders are requested to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the Company, the CNGC, or the Board. The Board and the CNGC, however, greatly value the opinions of stockholders, and to the extent that there is a significant vote against the NEO compensation as disclosed in this proxy statement, the CNGC will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends that stockholders vote FOR the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement.

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COMPENSATION RISK ASSESSMENT

The CNGC, with the assistance of Ally’s Risk and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2017 and through the 2017–2018 compensation cycle, the CNGC believes that the design, implementation, and governance of Ally’s incentive-compensation program are consistent with high standards of risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by the federal banking agencies) and that Ally’s incentive-compensation policies and practices reflect an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash and equity-based compensation, and risks and rewards.

The CNGC in 2017 also reviewed Ally’s compensation policies and practices as generally applicable to all of our employees and believes that these policies and practices do not encourage excessive or unnecessary risk-taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. This conclusion has been reported by the CNGC to the Board. In addition, in keeping with this conclusion, Ally’s Enterprise Compensation Policy authorizes the cancellation, recovery, or other recoupment of variable pay if the Board, the CNGC, or the CEO, as applicable, determines that the variable pay was based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Named Executive Officers

Our Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and program as reported in the executive compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2017 named executive officers (NEOs) of the Company:

Named Executive Officer	Title
Jeffrey J. Brown	Chief Executive Officer
Christopher A. Halmy (a)	Chief Financial Officer
Diane E. Morais	President, Consumer & Commercial Banking Products
Timothy M. Russi	President, Auto Finance
Scott A. Stengel	General Counsel

(a)

On December 12, 2017, Ally announced the retirement of Mr. Halmy as CFO effective March 1, 2018. Further, Ally announced that Jennifer A. LaClair had been appointed as CFO Designate effective December 18, 2017, with the intent that she be appointed to succeed Mr. Halmy as CFO effective upon his retirement from that position. On February 26, 2018, Ms. LaClair was appointed as CFO effective March 1, 2018.

Executive Summary

2017 Business Highlights

In 2017, Ally successfully continued down our strategic and financial path to becoming the leading digital financial services company. Operationally, we navigated shifting dynamics in the auto industry with a strong focus on credit discipline and improved risk-adjusted retail margins. We expanded our consumer and commercial product offerings across mortgage, wealth management, and corporate finance and look to build scale in the coming years. Ally Bank increased retail deposits by $11.3 billion while adding nearly 200 thousand deposit customers. We completed our regulatory-normalization process, gaining the ability to book a full spectrum of eligible assets at Ally Bank and the release of a commitment to maintain a Tier 1 leverage ratio at Ally Bank of at least 15%. This was a significant accomplishment that allowed us to optimize our capital and funding structure, and take full advantage of our growing deposit base.

Financially, we posted the highest revenue and adjusted Earnings Per Share (adjusted EPS) since becoming a public company. Overall, the foundation we’ve established is solid, the business is aligned with secular trends towards digital financial services, and we remain well positioned to drive stockholder value.

Additional highlights from our performance in 2017 are set forth in the following table. These highlights and other portions of this CD&A include specifically identified non-GAAP financial measures—such as adjusted EPS, which is referenced in the preceding paragraph. Non-GAAP financial measures supplement the results that are reported according to generally accepted accounting principles (GAAP) and may be useful to readers, but they should not be viewed in insolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in Appendix A.

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Full Year 2017 Highlights

OVERALL

•    Net financing revenue of $4.2 billion in 2017, including $71 million of Original Issue Discount (OID) expense, up 8% Year over Year (YoY)

•    Earnings per share: $2.04; adjusted EPS (a) up 11% YoY to $2.39

•    Executed $753 million of share repurchases and paid $0.40 per share of common dividends

•    Net Interest Margin (NIM) of 2.71%, up 8 basis points (bps) YoY; Ex. OID, NIM of 2.76%, up 9 bps YoY

•    Consolidated net charge-offs of 0.85%

•    Retail auto net charge-offs of 1.48%

•    Efficiency ratio: 53.9%; adjusted efficiency ratio (a): 45.8%

DEPOSITS	• Record deposit growth with total deposits up $14.2 billion YoY • Retail deposits of $77.9 billion, up a record $11.3 billion or 17% YoY • Customer base up 16% YoY to 1.4 million customers
AUTO FINANCE	• Pre-tax income of $1.2 billion • Consumer auto originations of $34.7 billion in 2017, including $9.1 billion in Q4
INSURANCE	• Pre-tax income of $168 million • Insurance premiums and service revenue written increased 5% YoY to $996 million
CORPORATE FINANCE	• Pre-tax income of $114 million • Held For Investment (HFI) portfolio up 23% YoY to $3.9 billion
MORTGAGE FINANCE	• HFI assets increased $3.4 billion YoY to $11.7 billion

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Ally’s Executive Compensation Program

Ally believes that there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. This linkage is embodied throughout our executive-compensation program, including its three incentive-compensation plans: (1) the Executive Performance Plan (EPP), under which the CNGC establishes the total incentive compensation for each of our NEOs, (2) the Annual Incentive Plan, which governs the awards of cash-based incentive compensation, and (3) the Incentive Compensation Plan (ICP), which governs the awards of equity-based incentive compensation.

2017 Compensation Decisions

In December 2017 and January 2018, the CNGC determined the Total Direct Compensation (TDC) for each of the NEOs under our executive-compensation program based on performance in 2017. In doing so, the CNGC reviewed the overall performance of Ally as well as the performance of each of the NEOs relative to his or her individual performance objectives, taking into account independent control function input (audit, compliance, loan review, and risk) and risk review ratings. In addition, in making decisions regarding the incentives awarded to the NEOs for 2017 performance, the CNGC considered the economic climate affecting the Company’s performance and progress on strategic priorities to drive stockholder value.

The table below summarizes the CNGC’s TDC decisions (base salary, cash-based incentive awards, PSUs, and RSUs) for the NEOs for 2017 performance under our executive-compensation program on an annualized basis.

	Jeffrey J. Brown	Christopher A. Halmy	Diane E. Morais	Timothy M. Russi	Scott A. Stengel
Base Salary	$1,000,000	$600,000	$600,000	$600,000	$500,000
Cash Incentive	2,700,000	950,000	1,100,000	900,000	500,000
PSU	2,775,000	775,000	850,000	750,000	500,000
RSU	2,775,000	775,000	850,000	750,000	500,000
Total Compensation	$9,250,000	$3,100,000	$3,400,000	$3,000,000	$2,000,000

This table is not meant to be a substitute for the Summary Compensation Table set forth later in this proxy statement but is provided to show the compensation approved by the CNGC for the NEOs’ performance during 2017. The values in this table differ from those shown in the Summary Compensation Table due to SEC rules requiring that salary be reported for the past year rather than the coming year and equity-based awards be reported based on the year of grant rather than the service year to which they relate. Accordingly, the salary and the PSU and RSU awards reflected in this table will be reported in next year’s Summary Compensation Table, as they were effective or granted in 2018. The number of PSUs assume that the related

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performance goals are achieved at the target. For further information on all equity-based awards, refer to Components of Ally’s Compensation Program—Incentive Awards—Long-Term Equity-Based Incentive Awards later in this proxy statement.

Compensation Design

Compensation Philosophy

Ally’s compensation philosophy is that there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. In support of this compensation philosophy, Ally’s executive-compensation program is structured to:

•	Align with long-term value creation for our stockholders;
•	Provide appropriate short- and long-term incentives based on individual, business, and Company performance;
•	Encourage prudent, but not excessive, risk taking;
•	Provide a total compensation opportunity competitive with market practice and reflective of the responsibilities of the role; and
•	Encourage retention of key executives.

Elements and Mix of Executive Compensation

TDC under Ally’s executive-compensation program is primarily composed of cash base salary, annual cash-based incentive awards, and long-term equity-based incentive awards.

•

Total Pay Mix — As illustrated in the table below, the TDC target mix for our CEO is 40% cash, which is composed of both base salary and annual cash-based incentives, and 60% long-term equity-based incentives. The TDC target mix for our other NEOs is 50% cash and 50% long-term equity-based incentives. Long-term equity-based incentives awarded to NEOs are granted in the form of performance-based PSUs for 50% of the value and time-based RSUs for the remaining 50% of the value.

			Long-Term Incentive Awards Breakdown
	Total Direct Compensation in Cash	Total Direct Compensation in Long-Term Incentive Awards	Performance-Based Stock Units (PSUs)	Time-Based Stock Units (RSUs)
CEO	40%	60%	50%	50%
Other NEOs	50%	50%	50%	50%

•	Cash Base Salaries — Determined based on market levels for the responsibilities of each NEO and individual considerations of performance and experience.
•	Incentive Awards — Funded through an annual incentive pool based on Ally’s financial performance, with the pool then allocated based on evaluations of individual attainment of performance objectives.
•	Annual Cash-Based Incentive Awards — A portion of the NEOs’ incentive awards is delivered in the form of annual cash-based incentive awards.
•

Long-Term Equity-Based Incentive Awards  — A portion of the NEOs’ incentive awards is delivered in the form of (1) PSUs that vest in whole on the third anniversary of the grant date subject to the achievement of applicable performance goals and continued employment through that time and (2) RSUs that vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date, in each case, subject to continued employment through that time. Awards of PSUs and RSUs are settled in shares of Ally’s common stock.

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Compensation Program Governance

In addition to implementing a performance-based compensation framework, Ally has strong compensation governance as demonstrated by the practices listed below that are included in our executive-compensation program and those practices that are excluded from our program. All of these practices apply to our NEOs, and most apply to other senior executives.

Our Practices	Excluded Practices

✓    Alignment of pay with performance through use of annual and long-term incentives for a majority of NEO total compensation

✓    Alignment of NEOs’ interests with those of our stockholders by awarding 50% or more of TDC in the form of long-term equity-based incentive compensation

✓    Annual risk assessments of both our compensation programs and the risk management behavior of each of the NEOs

✓    Meaningful stock-ownership guidelines

✓    Enforcement of stock trading restrictions

✓    Enhanced clawback policy applicable to all incentives

✓    Utilization of an independent board compensation consultant

✘    No hedging or pledging of Company stock

✘    No excessive perquisites or executive retirement benefits

✘    No guaranteed incentive payouts for NEOs

✘    No single-trigger payments or vesting upon a change in control

✘    No extensive use of employment agreements

✘    No tax gross-ups for excise or income taxes

Consideration of Stockholder Say-on-Pay Votes

At our 2017 annual meeting, we provided our stockholders the opportunity to vote on an advisory resolution approving the compensation paid to our NEOs in 2016. Approximately 94% of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the proposal voted in support of the resolution. The CNGC will continue to monitor the feedback we receive from our stockholders through say-on-pay advisory votes and other channels and will consider this feedback in governing our incentive-compensation plans.

CNGC Process

Ally’s executive-compensation program is overseen by the CNGC. The CNGC determines the compensation of the CEO and other Purview Executives. As discussed below, in making its determinations for Purview Executives other than the CEO, and in making changes to our executive-compensation program, the CNGC considers the recommendations of the CEO. The CNGC also meets regularly in executive session without the presence of management. In its deliberations on compensation matters, the CNGC seeks the input of Ally’s risk-management functions and also consults with the Chairs of the RC and the AC as it deems appropriate.

Compensation recommendations for the NEOs other than the CEO are presented to and discussed with the CNGC by the CEO. Factors that were discussed and considered by the CNGC include overall Ally financial results, business unit or corporate function results, individual performance evaluations, risk scorecards, control function input, and market data. The CEO’s unique insight into our business and day-to-day interaction with the NEOs provide a valuable perspective to the CNGC for its deliberations. The CNGC then evaluates the NEOs and determines and approves their compensation.

The CNGC evaluates the CEO and determines and approves his compensation without the recommendation of management. Neither the CEO nor the other NEOs are present for their respective pay discussions.

The Company engaged Pearl Meyer & Partners to provide consulting assistance on matters pertaining to executive compensation, including an updated competitive assessment of the compensation for Purview Executives.

Frederic W. Cook & Co., Inc. (FW Cook) served as a compensation consultant to the CNGC during 2017 and for the 2017–2018 compensation cycle. The CNGC is directly responsible for the appointment, compensation, and oversight of the work of FW Cook. FW Cook provides ongoing advice with respect to the compensation plans covering the executives, including our NEOs, and non-employee directors. FW Cook attends meetings of the CNGC involving compensation matters, reviews compensation materials developed by management in advance of the CNGC meetings, and shares information on market practices and trends with the CNGC. FW Cook undertakes no separate work for Ally. The CNGC assessed the independence of FW Cook under applicable NYSE listing standards and SEC rules and determined that its work for the CNGC does not raise any conflicts of interest.

Employment Agreements

The NEOs are employed on an at-will basis, and no NEO is party to a separate employment agreement with the Company.

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Severance

The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan. See Potential Payments Upon a Termination later in this proxy statement.

Clawback Provisions and Loss Trigger Review

In connection with the risk assessment that Ally conducted in 2017, the Company reviewed its executive-compensation program to ensure that language existed allowing the Company to recoup incentive payments made to recipients in the event those payments were based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances. In addition, all recoupment practices were consolidated into Ally’s Enterprise Compensation Policy. A recipient who fails to promptly repay Ally under such circumstances is subject to termination of employment.

Ally also engages in a “loss trigger” review process, which is applicable to Material Risk Takers (MRTs) who received deferred incentive-compensation awards (cash- or equity-based) for a year in which they were classified as MRTs. Prior to the payout of any deferred incentive-compensation award to an MRT, the Company determines if a significant loss or other negative risk outcome has occurred that relates to the risk-taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in such a significant loss or other negative risk outcome and may recommend a downward adjustment or forfeiture of any unpaid portion of the incentive compensation awarded to that MRT. Any recommended reduction or forfeiture of deferred incentive compensation is subject to review and approval by the CNGC as provided in our Enterprise Material Risk Taker Policy.

Stock-Ownership Guidelines

The Board believes that the interests of management and stockholders are further aligned by stock-ownership guidelines for the CEO and other Purview Executives. As a result, the Governance Guidelines provide for the following minimum ownership levels:

Officer	Stock Ownership
CEO:	5 times cash base salary
Other NEOs:	3 times cash base salary
Other Purview Executives:	2 times cash base salary

Ownership is generally based on whether the executive is meaningfully exposed to changes in the share price of Ally stock and, as a result, includes shares owned outright, unvested RSUs and restricted stock, and earned but unvested PSUs and performance-based stock. Ownership levels are measured at year-end, and for a newly employed or promoted executive, the applicable level of ownership begins to apply in the year following employment or promotion. The Board understands, however, that some period of time beyond one year will be required for a newly employed or promoted executive to accumulate the requisite shares and that family or other personal reasons may necessitate a sale of accumulated shares. To ensure that the purposes of these stock-ownership guidelines are achieved, whenever the minimum ownership level is not achieved or maintained, the executive must retain 50% of the net (after tax) shares received from any equity grant that has been made since Ally’s initial public offering.

Anti-Hedging and Anti-Pledging Policies

The CEO and other Purview Executives are subject to personal trading restrictions, including anti-hedging and anti-pledging policies, to further align the interests of management with those of stockholders. Refer to Security Ownership of Directors, Nominees, and Executive Officers earlier in this proxy statement for more information.

Assessing Compensation Competitiveness

We compare the TDC of our NEOs against that of executives of companies with whom we compete for senior executive talent. We use publicly available pay data from a peer group of companies approved by the CNGC to conduct the competitive assessment for the CEO and CFO positions.

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Ally’s peer group consists of the 17 banking and financial-services companies listed below:

•	BB&T	•	Discover	•	PNC Financial

•	Capital One	•	Fifth Third Bancorp	•	Regions Financial

•	Charles Schwab	•	Huntington Bancshares	•	Sun Trust Banks

•	CIT Group	•	KeyCorp	•	Synchrony Financial

•	Citizens Financial Group	•	M&T Bank	•	U.S. Bancorp

•	Comerica	•	Navient

For the other NEO and senior executive positions, we use market survey data from several survey sources to conduct competitive assessments. Wherever practical, the market surveys include companies that are part of the peer group approved by the CNGC. Updated 2017 survey data used for the remaining NEOs and other senior executives came from one or more survey sources, including the Hewitt Total Compensation Measurement™ database, the Willis Towers Watson Executive Financial Services survey, the Willis Towers Watson Executive General Industry Survey, the McLagan Partners Consumer Retail and Small Banking Survey, the Mercer Executive Compensation Survey, and the McLagan Partners Top Management survey. Because multiple survey sources were used and not all survey participants provided data for all of the positions served by the remaining NEOs, it is not possible to identify the survey participants included in the competitive data analyzed for positions other than the CEO and the CFO.

When we measure the compensation of our CEO, CFO, and other NEOs against the above peer group and survey data, we compare our compensation to the median. On an individual basis, compensation for any executive may be set above or below the median based on a variety of factors, including time in position, sustained performance over time, criticalness to retain, and skill set and experience relative to external market counterparts. Compensation will also vary above or below median based on Company and individual performance. For 2017, TDC and individual elements of pay (i.e., base salary, annual cash-based incentives, and long-term equity-based incentives) for our NEOs were determined consistent with competitive market levels and pay mix taking into account Company and individual performance. The CNGC does not benchmark against these competitive and peer references, but rather the CNGC considers them as one data point in our decision making.

Components of Ally’s Compensation Program

As outlined in Compensation Design—Elements and Mix of Executive Compensation earlier in this CD&A, TDC for our NEOs consists primarily of cash base salary, annual cash-based incentive awards, and long-term equity-based incentives in the form of PSUs and RSUs. In addition, we offer limited benefits and perquisites.

Cash Base Salary

Under our compensation philosophy, cash base salary is intended to provide a predictable level of compensation. It is determined based on market levels for the responsibilities of each NEO and individual considerations of performance and experience. The annual rates of cash base salary for the NEOs at the end of 2017 are the same after the 2017–2018 compensation cycle.

NEO	Annual Cash Base Salary at the end of 2017 ($)	Annual Ongoing Cash Base Salary as of February 5, 2018 ($)
Jeffrey J. Brown	1,000,000	1,000,000
Christopher A. Halmy	600,000	600,000
Diane E. Morais	600,000	600,000
Timothy M. Russi	600,000	600,000
Scott A. Stengel	500,000	500,000

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Incentive Awards

Ally’s executive-compensation program is intended to reward and retain executives, including the NEOs, with an emphasis on performance. Accordingly, a combination of the following factors determines individual incentive awards and change in TDC from year to year:

• Overall Ally financial results;

• Business unit or corporate function results;

• Individual performance evaluations;

• Risk scorecards;

• Market data; and

• Input from Ally’s control functions (i.e., audit, compliance, risk, and loan review).

Once the CNGC determines each NEO’s total incentive compensation under the EPP, the different types of incentives are awarded in a formulaic manner in accordance with the total compensation mix and equity mix of the compensation structure. Refer to Compensation Design—Elements and Mix of Executive Compensation section earlier in this proxy statement. Within the first two months after the performance year has concluded, the annual cash-based incentive awards are paid, and the long-term equity-based incentive awards are granted.

Individual Performance

Consistent with Executive Summary—2017 Compensation Decisions earlier in this CD&A, the CNGC considered the following indicia of performance during 2017 in determining each NEO’s TDC under our executive-compensation program.

Jeffrey J. Brown Chief Executive Officer

•     Achieved adjusted EPS (a) of $2.39, deposits of $93 billion, and adjusted total net revenue (a) of $5.8 billion

•     Achieved 11% adjusted EPS (a) growth in 2017 relative to growth target of 5–15% that was communicated to the investment community

•     Achieved Core Return on Tangible Common Equity (ROTCE) (a) of 9.8% in 2017 relative to 10%+/- target that was communicated to the investment community

•     Achieved adjusted efficiency ratio (a) of 45.8% in 2017 relative to target of 45–47% that was communicated to the investment community

•     Continued to enhance and integrate several new lines of business to diversify the balance sheet including Ally Invest and Ally Home, while expanding direct-to-consumer capabilities with rollout of Clearlane

•     Numerous positive regulatory outcomes, including: removal of 15% Tier 1 leverage-ratio requirement and ability to originate full spectrum of auto loans at Ally Bank, non-objection to 2017 Comprehensive Capital Analysis and Review (CCAR) capital plan, ensured implementation of tax reform legislation, increased dividend and share repurchase programs

•     Equity performance of the Company achieved an all-time high

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Christopher A. Halmy Chief Financial Officer

•     Achieved adjusted EPS (a) of $2.39, deposits of $93 billion, and adjusted total net revenue (a) of $5.8 billion

•     Achieved 11% adjusted EPS (a) growth in 2017 relative to growth target of 5–15% that was communicated to the investment community

•     Achieved Core ROTCE (a) of 9.8% in 2017 relative to 10%+/- target that was communicated to the investment community

•     Achieved adjusted efficiency ratio (a) of 45.8% in 2017 relative to target of 45–47% that was communicated to the investment community

•     Adjusted tangible book value (a) at $28.07 per share, up 7% from 2016

•     Numerous positive regulatory outcomes, including: removal of 15% Tier 1 leverage-ratio requirement and ability to originate full spectrum of auto loans at Ally Bank, non-objection to 2017 CCAR capital plan, ensured implementation of tax reform legislation, increased dividend and share repurchase programs

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

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Diane E. Morais President, Consumer & Commercial Banking Products

•     Total deposits of $93 billion at December 31, 2017; deposit growth of $12+ billion was communicated to the investment community and $14.2 billion was achieved

•     Grew Corporate Finance HFI portfolio by 23% YoY to $3.9 billion

•     Improved upon and continued to integrate several new products and lines of business including: Ally Invest, the Ally Card Controls app, and the Ally Skill for Amazon Alexa

•     Named “Best Internet Bank” and “Best Bank for Millennials” by Kiplinger’s

•     Increased deposit customer base by 16% YoY to 1.4 million

•     Continued to broaden customer base and grow key demographic segments

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Timothy M. Russi President, Auto Finance

•     Delivered $1.2 billion pre-tax income in a competitive marketplace

•     Achieved 1.48% retail auto net charge-offs relative to 1.4–1.6% target that was communicated to the investment community

•     Achieved 6.4% lease yield relative to 5.6–6.0% target that was communicated to the investment community

•     Completed the strategic repositioning of the Auto business in support of Ally’s overall diversification strategy and shifting dynamics within the industry

•     Established new partners and diversified auto business through the rollout of Clearlane and expansion of the Carvana agreement

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

Scott A. Stengel General Counsel

•     Served as a trusted counsel to the Board and executive management on strategic, business, governance, and regulatory matters

•     Produced financial results for the Legal and Government Affairs functions in line with forecasts

•     Oversaw the effective management and advantageous resolution of complex regulatory matters, investigations, and litigation

•     Delivered impactful strategic and tactical legal advice in connection with Ally’s diversification strategy, including the repositioning of the auto business and the expansion of our consumer and commercial product offerings

•     Assumed leadership of the Government Affairs function and enhanced its strategic orientation

•     Led and proactively influenced the enhancement of corporate-governance, disclosure, risk, and compliance frameworks, policies, and practices

•     Maintained focus on controls and risk management by driving appropriate risk culture throughout the organization

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Annual Cash-Based Incentive Awards

For details on the annual cash-based incentive awards granted to the NEOs in respect of 2017 performance, see Executive Summary—2017 Compensation Decisions earlier in this proxy statement and the Summary Compensation Table later.

Long-Term Equity-Based Incentive Awards

A central principle of our executive-compensation program is linking compensation of our NEOs directly to Company performance by awarding at least 50% of the TDC paid to the NEOs in the form of long-term equity-based incentive awards. Accordingly, we grant both time-based RSUs and performance-based PSUs to our NEOs. The CNGC believes that our commitment to award a significant portion of the TDC paid to our NEOs in the form of RSUs and PSUs helps to further align the interests of our leaders and our stockholders, as the ultimate value received depends on the share price in the future after the awards vest and the shares are sold and, in the case of PSUs, the level of attainment of the applicable performance goals.

The PSUs granted to our NEOs have a two-year performance period followed by an additional year of required service after which earned PSUs will be fully vested and settled in shares. Any dividends declared over the three-year vesting period will be accumulated and paid at settlement based on the number of PSUs earned at the conclusion of the performance period.

The performance metrics applicable to the PSUs granted in 2018, 2017, and 2016 are Core ROTCE and total stockholder value growth rate (TSV), each having an equal weight. The CNGC believes that these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term stockholder returns. These are balanced

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measures that ensure that NEOs are focused on the overall returns of the business and not motivated to drive performance on one measure or one business unit over another. The selection of Core ROTCE as a metric reflects management’s responsibility to produce an appropriate return on equity for stockholders and represents a metric widely used in the banking industry. TSV, which is defined as growth in adjusted tangible book value per share plus dividends per share, was selected because we believe that growth in the tangible book value of the Company should result in increased long-term value creation for stockholders and is directly impacted by management performance. Core ROTCE, TSV, and adjusted tangible book value per share are non-GAAP financial measures, which are reconciled to comparable GAAP financial measures in Appendix A. Consistent with the ICP, which governs our PSUs, the CNGC has excluded from Core ROTCE and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business. Refer to Appendix A for more detail on these designated items.

PSUs will pay out between 0% and 150% of target based on the achievement of predetermined goals for Core ROTCE and TSV using a tiered structure rather than linear interpolation between goal levels. The tiers for payout under each of the metrics are as follows for awards granted in 2017 and 2016:

Tier	Payout Amount	Core ROTCE	Total Stockholder Value Growth Rate
Maximum	150%	>12.00%	>13.00%
Above Target, Under Maximum	125%	10.01% - 12.00%	10.01% - 13.00%
Target	100%	8.01% - 10.00%	7.01% - 10.00%
Above Threshold, Under Target	75%	6.01% - 8.00%	4.01% - 7.00%
Threshold	50%	4.01% - 6.00%	1.01% - 4.00%
Below Threshold	0%	<4.01%	<1.01%

The performance period for our PSUs granted in 2016 is complete, and the CNGC has certified the results. We generated a two-year average Core ROTCE of 9.8%, which resulted in payout at the 100% level. The calculation of Core ROTCE for this period included adjustments for items designated by the CNGC at the time of grant, primarily relating to the effect of changes in tax laws (including the Tax Cuts and Jobs Act of 2017) and the effect of acquisitions (including goodwill associated with acquisitions). We also generated a two-year average TSV, after the previously described adjustment items, of 10.1%, which resulted in achieving a 125% payout level. The achievement of these metrics combined resulted in an expected future payout of 112.5% for recipients who complete their third year of service requirement.

Due to expected impacts of the Tax Cuts and Jobs Act of 2017 (including changes in the corporate tax rate), the CNGC determined that adjustments to the levels of the performance goals were appropriate. As a result, for PSUs granted in 2018, the tiers for payout under each of the metrics were approved as follows:

Tier	Payout Amount	Core ROTCE	Total Stockholder Value Growth Rate
Maximum	150%	>13.50%	>14.50%
Above Target, Under Maximum	125%	11.51% - 13.50%	11.51% - 14.50%
Target	100%	9.51% - 11.50%	8.51% - 11.50%
Above Threshold, Under Target	75%	7.51% - 9.50%	5.51% - 8.50%
Threshold	50%	5.51% - 7.50%	2.51% - 5.50%
Below Threshold	0%	<5.51%	<2.51%

Threshold, target, and maximum goals were established for each metric that reflect performance expectations considering factors such as the Company’s prior-year performance, the current year’s financial plan, and the multi-year strategic plan.

Ally also utilizes RSUs for a portion of the NEOs’ long-term equity-based incentives. While RSUs do not have explicit performance-based conditions, the ultimate value realized from the RSUs depends on the share price in the future after the awards vest and the shares are sold. The RSUs are subject to time-based vesting and will vest and settle in shares of three equal annual installments on the first, second, and third anniversaries of the date of grant. Any dividends over the vesting period will be accumulated and paid at settlement.

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Benefits and Perquisites

We provide our NEOs with health and welfare benefits under the broad-based program generally available to all of our employees. This allows our NEOs and employees to receive certain benefits that are not readily available to individuals except through an employer and to receive certain benefits on a pre-tax basis. Our benefit program includes the tax-qualified Ally Financial Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan to support our employees in saving for retirement in a manner that is favorable from a tax perspective. Eligible compensation under the Savings Plan has comprised salary and annual cash bonus up to the equivalent of 50% of salary, but as of January 1, 2018, the cash bonus is no longer limited. Under the Savings Plan, after one year of employment, employee contributions up to 6% of eligible compensation are matched 100% by Ally. The Savings Plan also provides for a 2% nonmatching contribution on eligible compensation and a discretionary 2% nonmatching contribution on eligible base pay, which is generally subject to the Company’s performance. Nonmatching contributions fully vest after the individual has been employed for three years.

Ally also maintains the Enhanced Retirement Savings Plan, which is a nonqualified benefit equalization plan for highly compensated employees. Ally suspended nonqualified contributions in 2009 and has not made any since that time, including in 2017. Certain NEOs maintain balances within the plan. This plan is designed to allow for the equalization of benefits for highly compensated employees when such employees’ qualified plan benefits are limited by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (Code). This plan is maintained as an unfunded plan, and all expenses for administration of the plan and payment of amounts to participants are borne by Ally.

In addition to broad-based benefits, the NEOs receive limited additional benefits and perquisites so that the Company can remain competitive in attracting and retaining executive talent. These benefits are itemized in the notes to our Summary Compensation Table later in this proxy statement.

Other

Tax and Accounting

Prior to 2018, as a company that had recently conducted its initial public offering, we were not subject to the ordinary limits on deductibility of compensation pursuant to rules issued by the U.S. Department of the Treasury under Section 162(m) of the Code (Section 162(m)). Due to the expiration of this transitional relief for us and changes to Section 162(m) included in the Tax Cuts and Jobs Act of 2017, we may no longer deduct compensation over $1 million paid to individuals who are or have been among our NEOs for calendar years 2018 and going forward. The CNGC is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as one factor among many in structuring our executive-compensation programs.

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CNGC REPORT

The CNGC has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the CNGC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.

The Compensation, Nominating, and Governance Committee of the Board of Directors of Ally Financial Inc.

Kim S. Fennebresque (Chair)

Robert T. Blakely

Franklin W. Hobbs

Marjorie Magner

John J. Stack

As provided by SEC Regulation S-K, this CNGC Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth specified information regarding the compensation paid by the Company during 2017, 2016 and 2015, and the cash bonuses awarded in respect of each of these years, as applicable, to the NEOs.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($)
Jeffrey J. Brown	2017	1,000,000	2,700,000	5,100,019	33,332	8,833,351
Chief Executive Officer	2016	1,000,000	2,400,000	3,974,140	157,121	7,531,261
	2015	924,992	1,649,425	5,876,445	32,678	8,483,540
Christopher A. Halmy	2017	600,000	950,000	1,650,024	33,062	3,233,086
Chief Financial Officer	2016	600,000	1,050,000	1,336,544	72,483	3,059,027
	2015	600,000	736,539	2,676,924	32,525	4,045,988
Diane E. Morais	2017	594,231	1,100,000	1,675,037	30,634	3,399,902
President, Consumer & Commercial Banking Products	2016	550,000	1,075,000	1,307,713	56,990	2,989,703
	2015	543,838	757,692	2,734,616	29,947	4,066,093
Timothy M. Russi	2017	594,231	900,000	1,625,011	36,866	3,156,109
President Auto Finance	2016	541,800	1,025,000	1,359,636	98,830	3,025,266
	2015	510,566	850,615	2,780,770	33,233	4,175,184
Scott A. Stengel	2017	500,000	500,000	875,016	33,233	1,908,249
General Counsel

(a)

The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. For the NEOs’ current base salaries, see Compensation Discussion & Analysis—Components of Ally’s Compensation Program-Cash Base Salary above.

(b)

The amounts in this column for 2017 represent the annual cash bonuses paid to the NEOs in February 2018 in respect of 2017 performance, based on achievement of the CNGC’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion & Analysis—Components of Ally’s Compensation Program—Annual Cash Incentive Awards above.

(c)

The amounts in this column reflect the aggregate grant date fair values of the RSUs and PSUs granted under the 2014 Incentive Plan to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value, if any, that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for PSU awards, the level of attainment of the applicable performance goal. The amounts for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan—Based Awards in 2017 table below. The following are the values of the performance awards as of the grant date assuming attainment of the maximum level of performance: Mr. Brown, $3,825,015; Mr. Halmy, $1,237,518; Ms. Morais, $1,256,278; Mr. Russi, $1,218,759; and Mr. Stengel, $525,010. For additional information on how we account for equity-based compensation, see Note 24 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(d)	This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2017, these amounts include:

	Jeffrey J. Brown	Christopher A. Halmy	Diane E. Morais	Timothy M. Russi	Scott A. Stengel
Financial counseling (1)	$3,500	$3,500	$-	$3,500	$4,031
Liability insurance (2)	492	492	492	492	492
Total perquisites	3,992	3,992	492	3,992	4,523
Life insurance (3)	2,340	2,070	3,142	5,874	1,710
401(k) matching contribution (4)	27,000	27,000	27,000	27,000	27,000
Total all other compensation	$33,332	$33,062	$30,634	$36,866	$33,233

(1)

We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation and estate planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(2)

We provide a taxable allowance for a personal umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(3)	Represents tax value of the Company provided life insurance for 2017.
(4)	Represents the employer contribution, Company match contribution and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.

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Grants of Plan Based Awards in 2017

The following table provides information on grants of plan-based awards made to our NEOs during 2017 under the 2014 Incentive Plan.

Name	Award	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Unit of Stock (#) (b)	Grant Date Fair Value of Stock or Unit Awards ($) (c)
Jeffrey J. Brown	RSU	2/1/2017				118,056	2,550,010
	PSU (a)	2/1/2017	59,028	118,056	177,084	-	2,550,010
Christopher A. Halmy	RSU	2/1/2017				38,195	825,012
	PSU (a)	2/1/2017	19,098	38,195	57,293	-	825,012
Diane E. Morais	RSU	2/1/2017				38,774	837,518
	PSU (a)	2/1/2017	19,387	38,774	58,161	-	837,518
Timothy M. Russi	RSU	2/1/2017				37,616	812,506
	PSU (a)	2/1/2017	18,808	37,616	56,424	-	812,506
Scott A. Stengel	RSU	2/1/2017				24,306	525,010
	PSU (a)	2/1/2017	8,102	16,204	24,306	-	350,006

(a)

These amounts reflect the PSUs granted to the NEOs in 2017, which are scheduled to vest between 0% and 150% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse on the third-anniversary of the date of grant and the achievement of the applicable Core ROTCE and TSV performance metrics during the performance period commencing on January 1, 2017 and ending on December 31, 2018. The amounts in the “Threshold” sub-column reflect the 50% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the PSU awards will be forfeited. The amounts in the “Target” sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect the 150% of the shares that will vest on attainment of the service condition and the maximum performance level. For more information on the terms of these awards, see Compensation Discussion and Analysis-Components of Ally’s Compensation Program-Long-Term Incentive Awards above.

(b)

The amounts in this column represent the number of common shares of Ally underlying the award of RSUs granted to the NEOs in 2017 that are scheduled to vest over three years from the date of grant, based solely on service.

(c)

The amounts in this column reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and, for PSUs, based on the probable outcome of the applicable Core ROTCE and TSV performance metrics as of the grant date. The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For the value of the PSUs, assuming attainment of the Core ROTCE and TSV performance metrics at the maximum level of performance, see footnote (c) to the Summary Compensation Table above. For additional information on how we account for equity-based compensation, see Note 24 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

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Outstanding Equity Awards at 2017 Fiscal Year End

The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2017.

Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested (#) (b)
Jeffrey J. Brown	2/1/2017	118,056	3,442,513
	2/1/2017			118,056	3,442,513
	2/3/2016	77,560	2,261,650
	2/3/2016			130,882	3,816,519
	3/18/2015	118,204	3,446,814
Christopher A. Halmy	2/1/2017	38,195	1,113,766
	2/1/2017			38,195	1,113,766
	2/3/2016	26,084	760,609
	2/3/2016			44,018	1,283,565
	3/18/2015	53,192	1,551,064
Diane E. Morais	2/1/2017	38,774	1,130,650
	2/1/2017			38,774	1,130,650
	2/3/2016	30,626	893,054
	2/3/2016			34,456	1,004,737
	3/18/2015	53,192	1,551,064
Timothy M. Russi	2/1/2017	37,616	1,096,883
	2/1/2017			37,616	1,096,883
	2/3/2016	31,842	928,513
	2/3/2016			35,824	1,044,628
	3/18/2015	53,192	1,551,064
Scott A. Stengel	2/1/2017	24,306	708,763
	2/1/2017			16,204	472,509
	2/3/2016	21,047	613,731

(a)

The amounts reflected in this column represent the number of Ally common shares underlying (i) the supplemental one-time RSU awards granted in 2015 that are scheduled to vest in equal annual amounts over four years following the date of grant and (ii) the RSU awards granted to the NEOs in 2016 and 2017 that are scheduled to vest over three years from the date of grant, in each case, based solely on service.

(b)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $29.16, which was the closing price of a common share of Ally on December 29, 2017.
(c)

The amounts reflected in this column represent the number of Ally common shares underlying the PSU awards granted to the NEOs in 2016 and 2017 (with a performance period that ended on December 31, 2017 and is scheduled to end on December 31, 2018 respectively) and a service period that is scheduled to end on the third-anniversary of the date of grant, assuming attainment of the performance metrics at the target performance level. The PSU awards granted in 2016 achieved metrics that were at 112.5% of target. The actual number of Ally shares related to the 2017 awards granted, if any, that will vest will be based on (i) the level of achievement of the Core ROTCE and TSV performance goals as of the actual end of the performance period and (ii) satisfaction of the applicable service condition. For more information on the terms of these awards, see Compensation Discussion and Analysis-Components of Ally’s Compensation Program-Long-Term Incentive Awards above.

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Option Exercises and Stock Vested in 2017

The following table provides information on the NEOs’ equity awards that vested in 2017. The NEOs do not hold any options.

Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Jeffrey J. Brown	97,881	2,130,673
Christopher A. Halmy	39,638	858,684
Diane E. Morais	41,908	910,236
Timothy M. Russi	42,516	924,043
Scott A. Stengel	10,523	199,621

(a)	All amounts exclude those shares becoming nonforfeitable vesting solely due to retirement eligibility.
(b)

The value realized on vesting of the equity was calculated by multiplying the number of common shares underlying awards that vested in 2017 by the closing price of a common share of Ally on the vesting date. The closing prices ranged from $18.97 to $22.71.

Nonqualified Deferred Compensation in 2017

The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan.

Name	Plan name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey J. Brown	Nonqualified Benefit Equalization Plan (a)	-	659	5,474	-	41,590
Christopher A. Halmy	Nonqualified Benefit Equalization Plan (a)	-	-	-	-	-
Diane E. Morais	Nonqualified Benefit Equalization Plan (a)	-	164	2,107	-	11,427
Timothy M. Russi	Nonqualified Benefit Equalization Plan (a)	-	-	195	-	8,703
Scott A. Stengel	Nonqualified Benefit Equalization Plan (a)	-	-	-	-	-

(a)

The amounts reflect employee balances in the nonqualified Enhanced Retirement Savings Plan. Each participant is credited with earnings based on a set of investment options selected by the participant similar to 401(k) investment option to all employees, but employer contributions to this plan have not been made since 2009. For more information on this plan, see Compensation Discussion and Analysis-Components of Ally’s Compensation Program-Benefits and Perquisites above.

Potential Payments Upon a Termination

Ally Financial Inc. Severance Plan

All NEOs are eligible to participate in the Severance Plan, which entitles each NEO to receive: two times the sum of their annual base salary and designated annual cash incentive compensation opportunity; the pro-rated designated annual cash incentive compensation opportunity for the year of their termination; and a payment equal to 24 months of medical premiums valued at their COBRA rate, in the event of a qualifying termination of employment or a termination of service without cause (as summarized below), in each case, within the 24-month period immediately following a change in control. In the event of a qualifying termination, that is not in connection with a change in control, our CEO is entitled to receive two times his base salary and all other NEOs are entitled to receive one times their base salary. The plan also provides for outplacement benefits at a level determined by the Company based on individual’s level within the organization, market conditions, and/or geographic area.

The Severance Plan generally defines qualifying terminations of employment as: (i) the elimination of a participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job, or termination associated with a restructuring of different departments which results in the reduction in the total number of employees, including the participant, in the affected departments; (ii) a substantial change in current duties for which the participant no longer qualifies; (iii) a substantial change in the participant’s current  duties which results in a 20% or more reduction in the participant’s base salary; or (iv) declining a geographic transfer in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of the participant’s current position regardless of whether reimbursement of relocation expenses is offered.

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Equity Acceleration

Supplemental One-Time RSUs and Annual RSUs

In the event of a NEO’s termination of employment (a) due to death, “disability” or “retirement,” (b) by Ally without “cause” or (c) in the case of the Annual RSUs granted to the NEOs, due to a “qualifying termination” (as such terms are defined in the 2014 Ally Financial Inc. Incentive Plan (Incentive Plan) and summarized below, the unvested portion of the RSU awards will fully vest as of the date of such termination of service and will be paid as follows: (i) in the case of a termination due to death or disability, within 75 days of such termination of employment and (ii) in the case of a termination by Ally without cause due to a qualifying termination or due to retirement, on the award’s original settlement dates.

In the case of the supplemental one-time RSUs granted to the NEOs in 2015, in the event of a NEO’s termination of employment due to a qualifying termination, or retirement as approved by the Company, the unvested portion will fully vest and will be paid on the original settlement dates.

In the case of a NEO who is employed by a business unit of the Company, if the NEO is terminated (i) as a result of a “sale of such business unit” (as defined in the Incentive Plan and summarized below) or (ii) without cause or due to a qualifying termination, in each case, within the 24-month period immediately following the sale of such business unit, then all unvested RSU awards will fully vest as of the date of such termination and will be paid on the award’s original settlement dates.

In the event of a “change in control” (as defined in the Incentive Plan and summarized below), if the RSU awards are not continued or converted into a restricted stock or RSU award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding RSUs will vest and be immediately due and payable. If the RSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and become immediately payable.

Annual PSUs

In the event of a NEO’s termination of employment due to death or disability, the PSU awards will fully vest as of the date of such termination of employment and will be paid within 75 days of such termination of employment, with the performance conditions applicable to the PSUs deemed achieved (i) at the target performance level if the termination of service occurs prior to the end of the performance period or (ii) based on actual performance if the termination of service occurs on or after the last day of the performance period.

In the event of a NEO’s termination of employment (a) due to retirement, (b) by the Company without cause or (c) due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), in each case, other than in connection with a change in control, the PSU awards will fully vest as of the date of such termination of employment, subject to achievement of the applicable Core ROTCE and TSV performance conditions and will be payable on the award’s original settlement dates. However, in the case of a termination of employment by the Company without cause or due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), if the performance goals are achieved above the target performance level, the number of shares that will be payable in excess of the target number of shares will be prorated based on the number of calendar days during the performance period the NEO was employed by the Company.

In the event of a change in control, if the PSU awards are not continued or converted into a restricted stock award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding PSUs will vest and be immediately due and payable. If the PSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and the award will be payable on the earlier of (i) the original payment date or (ii) (a) the date of termination of employment for any reason other than due to death or disability or (b) within 75 days of the date of termination due to death or disability.  At the time of a change in control, PSU awards are converted to restricted stock as follows: (1) if more than half of the performance period has elapsed at the time of the change in control and achievement of the performance metrics is determinable, as determined by the CNGC, the performance goals will be deemed achieved based on actual performance as of the date of the change in control; or (2) if less than half of the performance period has elapsed at the time of the change in control or achievement of the performance metrics is not determinable, the performance goals will be deemed achieved at the target performance level.

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Under the Incentive Plan, “cause,” “change in control,” “disability,” “qualifying termination,” “retirement,” and “sale of such business unit” are generally defined as follows:

•

“Cause” generally means, unless otherwise defined in any employment agreement with the participant (if any) or as otherwise provided in an individual award agreement, the participant’s: (i) felony indictment or misdemeanor conviction; (ii) failure to perform any material responsibility of the leadership position; (iii) a course of conduct, which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence; (vii) willful misconduct; (viii) failure to comply with a material Company policy; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in the Incentive Plan; or (xi) failure to promptly repay any award payment that is determined to be owed to the Company pursuant to the recoupment or “clawback” provisions under the Incentive Plan.

•

“Change in control” generally means the occurrence of one or more of the following events: (i) any person or entity becomes, directly or indirectly, the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (ii) the replacement of a majority of the Company’s directors during any 12-month period; (iii) the consummation of (x) a merger or consolidation of the Company or any of its subsidiaries with any other entity, or the issuance of voting securities in connection with a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 60% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation or (y) any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries having a total gross fair market value equal to or more than 40% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s).

•

“Disability” generally means, unless otherwise provided in an individual award agreement, (i) a long-term disability that entitles the participant to disability income payments under any long-term disability plan or policy provided by the Company under which the participant is covered, as such plan or policy is then in effect; or (ii) if such participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “disability” means disability within the meaning of Treasury Reg. Section 1.409A-3(i)(4).

•

“Qualifying Termination” generally means a termination of employment or service as a result of any of the following: (i) elimination of the participant’s current position or reduction in the total number of employees in the same department performing the same or similar job; (ii) a substantial change in current duties for which the employee no longer qualifies; (iii) a substantial change in current duties, which results in a 20% or more reduction in salary; or (iv) declining a geographic transfer to a new position offered to the participant upon the elimination of current position as an alternative to termination (provided that the participant was offered reimbursement of relocation expenses associated with the transfer in accordance with the Company’s then-current relocation program).

•

“Retirement” generally means a termination of employment or service other than for cause following attainment of (i) age 55, and the total of age and years of service to the Company and its affiliates equals or exceeds 70, or (ii) age 65.

•

“Sale of such business unit” generally means whether effected directly or indirectly, or in one transaction or a series of transactions: (i) any merger, consolidation, reorganization or other business combination pursuant to which a “business unit” (i.e., a single business or product line or related group of business or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division, including, but not limited to, the Company’s North American Auto Finance, Insurance and Commercial Finance divisions, and which consist of a group of legal entities rolling up to a holding company that is a wholly-owned subsidiary of the Company) and an acquirer and/or all or a substantial portion of their respective business operations are combined in a manner that generally results in a change in control (as defined above) of the business unit (using certain specified criteria of such “change in control” definition under the Incentive Plan); or (ii) the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the business unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, or joint venture over which the Company does not exercise voting control or otherwise.

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The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled under the Company’s compensation and benefit plans in the event of a change in control, an involuntary termination by the Company without cause, a qualifying termination or a termination due to death or disability, in each case, as of December 31, 2017. The amounts reflected in the tables below for “Equity Acceleration”: (i) do not include the value of any stock awards that were vested (or non-forfeitable due to retirement provisions) as of December 31, 2017 and (ii) assume achievement of any applicable performance goals at the target performance level.

Jeffrey J. Brown, Chief Executive Officer
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$2,000,000	$2,000,000	$—
Annual Incentive (b)	—	5,400,000	—
Long-Term Incentives (c)	16,410,009	16,410,009	16,410,009
Outplacement (d)	20,000	20,000	—
Total	$18,430,009	$23,830,009	$16,410,009

(a)

Represents a cash payment under the Company Severance Plan equal to two-times base salary in the event of a qualifying terminations without cause or following a change in control. Mr. Brown’s annual base salary rate as of December 31, 2017 was $1,000,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2017 was $2,700,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of (i) the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause and (ii) the RSUs and PSUs granted in 2016 and 2017 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $29.16, which was the closing price of a common share of Ally on December 29, 2017.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual-by-individual basis.

Christopher A. Halmy, Chief Financial Officer
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$600,000	$1,200,000	$—
Annual Incentive (b)	—	1,900,000	—
Long-Term Incentives (c)	5,822,771	5,822,771	5,822,771
Outplacement (d)	20,000	20,000	—
Total	$6,442,771	$8,942,771	$5,822,771

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Halmy’s annual base salary rate as of December 31, 2017 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Halmy’s annual cash incentive opportunity rate as of December 31, 2017 was $950,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of (i) the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause and (ii) the RSUs and PSUs granted in 2016 and 2017 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $29.16, which was the closing price of a common share of Ally on December 29, 2017.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual-by-individual basis.

Diane E. Morais, President, Consumer & Commercial Banking Products
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$600,000	$1,200,000	$—
Annual Incentive (b)	—	2,200,000	—
Long-Term Incentives (c)	5,710,155	5,710,155	5,710,155
Outplacement (d)	20,000	20,000	—
Total	$6,330,155	$9,130,155	$5,710,155

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Morais’s annual base salary rate as of December 31, 2017 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Morais’s annual cash incentive opportunity rate as of December 31, 2017 was $1,100,000.

-38-	2018 Proxy Statement

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of (i) the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause and (ii) the RSUs and PSUs granted in 2016 and 2017 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $29.16, which was the closing price of a common share of Ally on December 29, 2017.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual-by-individual basis.

Timothy M. Russi, President - Auto Finance
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$600,000	$1,200,000	$—
Annual Incentive (b)	—	1,800,000	—
Long-Term Incentives (c)	5,717,970	5,717,970	5,717,970
Outplacement (d)	20,000	20,000	—
Total	$6,337,970	$8,737,970	$5,717,970

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Russi’s annual base salary rate as of December 31, 2017 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Russi’s annual cash incentive opportunity rate as of December 31, 2017 was $900,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of (i) the supplemental one-time RSUs granted in 2015 in the event of a termination of employment by Ally without cause and (ii) the RSUs and PSUs granted in 2016 and 2017 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $29.16, which was the closing price of a common share of Ally on December 29, 2017.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual-by-individual basis.

Scott A. Stengel, General Counsel
Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary (a)	$500,000	$1,000,000	$—
Annual Incentive (b)	—	1,000,000	—
Long-Term Incentives (c)	1,795,002	1,795,002	1,795,002
Outplacement (d)	20,000	20,000	—
Total	$2,315,002	$3,815,002	$1,795,002

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause Mr. Stengel’s annual base salary rate as of December 31, 2017 was $500,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Stengel’s annual cash incentive opportunity rate as of December 31, 2017 was $500,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and PSUs granted in 2016 and 2017 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination determined by multiplying the number of shares underlying the unvested portion of such award by $29.16, which was the closing price of a common share of Ally on December 29, 2017.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual-by-individual basis.

-39-	2018 Proxy Statement

Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC Regulation S-K require a public company to disclose the annual total compensation of its Principal Executive Officer (PEO), the median of the annual total compensation of all employees of the company except the PEO, and the ratio of those two amounts.

In determining the median employee of Ally, a list of all 7,912 employees, excluding the PEO, as of December 31, 2017, was prepared. Our 36 international employees, of whom 35 employees are located in Canada and one employee located in Belgium, were excluded from the list. Excluding them, the number of employees used in determining the median employee was 7,876.

To identify our median employee from our adjusted employee population, we used base salary plus 2017 target incentive opportunities. Base salaries were annualized for those permanent employees who were not employed by us for all of 2017.

Once we identified our median employee, we determined our median employee’s annual total compensation for 2017 by using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2017 (as set forth in the 2017 Summary Compensation Table on page 32). In addition, the annual total compensation of our PEO and our median employee was adjusted to include the cost of estimated employer contributions for medical and dental benefits and tuition reimbursements for 2017. As a result, the adjusted annual total compensation for 2017 of our PEO, Mr. Brown, was $8,848,062, which includes $14,711 of employer contributions for medical and dental benefits in 2017 in addition to compensation set forth in the 2017 Summary Compensation Table. Mr. Brown’s compensation is 84 times our median employee’s 2017 annual total compensation of $105,515. The foregoing ratio is a reasonable estimate calculated in a manner permitted under SEC rules.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

-40-	2018 Proxy Statement

OTHER PROPOSALS

PROPOSAL 3 — RATIFICATION OF THE AUDIT COMMITTEE’S ENGAGEMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The AC is solely and directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. In connection with these responsibilities, the AC evaluates and monitors the qualifications, quality of service, objectivity, and independence of the firm. The AC is also involved in the selection and ongoing evaluation of the lead audit partner, including the regular rotation of the lead audit partner in compliance with applicable law. The AC approves all fees and terms of engagement of the firm.

After assessing the performance, qualifications, independence, objectivity, and professional skepticism of Deloitte & Touche—the Company’s current independent registered public accounting firm—the AC and the Board believe that the continued retention of Deloitte & Touche as our independent auditor is in the best interests of the Company and its stockholders. Deloitte & Touche has been serving the Company and its subsidiaries in this role for decades and has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries.

The Board asks our stockholders to ratify the AC’s engagement of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2018. The AC, however, will retain its sole authority over the appointment, compensation, retention, and oversight of the Company’s independent auditor. As a result, in the event that the engagement of Deloitte & Touche is not ratified by stockholders, the AC will consider that action in the ongoing exercise of its authority over the independent auditor but will be under no obligation to engage a new independent auditor. In addition, even if the engagement is ratified, the AC will retain its discretion to terminate the appointment at any time during the year, to engage a new independent auditor, and to take any other related action if judged by the AC to be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. We also expect that these representatives will be available to respond to appropriate questions from stockholders.

The Board recommends that stockholders vote FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

-41-	2018 Proxy Statement

FEES OF THE PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Total fees for professional services provided by our principal independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2017 and 2016 are as follows:

($ in millions)	2017	2016
Audit fees (a)	$8	$8
Audit-related fees (b)	3	3
Audit and audit-related fees	11	11
Tax fees (c)	1	1
Total fees	$12	$12
(a)

Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings. In addition, this category includes approximately $1 million in both 2017 and 2016, pertaining to services such as comfort letters for securities issuances and consents to the incorporation of audit reports in filings with the SEC.

(b)

Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, agreed-upon procedures relating to securitizations and financial asset sales, and consultation concerning financial accounting and reporting standards.

(c)

Includes amount of tax fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund, and tax payment-planning services. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

Our Independent Auditor Services and Preapproval Policy is approved by the AC and sets forth the processes that must be followed when engaging the independent registered public accounting firm. For both audit services and non-audit services, the AC will consider whether the firm’s provision of the services is consistent with the SEC’s rules on auditor independence and would not impair the independence of the firm with respect to us. The AC will also consider any other matters it deems relevant, including as appropriate whether the firm is best positioned to provide the most effective and efficient service given its familiarity with our business and operations.

Consistent with the Independent Auditor Services and Preapproval Policy, the independent registered public accounting firm annually presents to the AC (1) an engagement letter that sets forth the annual integrated audit services (including quarterly reviews) and fees and (2) a summary of services that sets forth statutory audits, projected non-audit reports, and other projected services that may be requested during the fiscal year together with corresponding fees. The AC will review and, in its discretion, preapprove these services and fees by appointing the firm and approving the engagement letter and the summary of services.

Any proposed engagement of the firm for a statutory audit, a non-audit report, or other service that was preapproved in the summary of services is directed to our Controller’s office, which is charged with verifying that the service was preapproved and will be provided consistent with the fees projected in the summary of services. If the fees for the preapproved service exceed or are expected to exceed the projected fees, the engagement must be approved by the Controller or Chief Tax Officer as applicable (in the case of total fees for the service of $100,000 or less), the Chair of the AC (in the case of total fees for the service of more than $100,000 but less than or equal to $500,000), or the AC (in the case of total fees for the service of more than $500,000).

Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that does not exceed $500,000 in fees may be preapproved by the Chair of the AC, subject to the condition that the Chair’s decision is presented to the AC at a subsequent meeting within a reasonable timeframe. Instead of considering such an engagement, the Chair may elect to refer it to the AC for preapproval. Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that exceeds $500,000 in fees must be submitted to the AC for preapproval.

Under the Independent Auditor Services and Preapproval Policy, no engagement may be finalized, no financial commitment may be made, and no work may begin related to a proposed engagement of the firm until all appropriate preapprovals have been given and verifications have been made, except in the limited circumstance permitted by Section 10A(i) of the Exchange Act and SEC Rule 2-01(c)(7). All audit and non-audit services performed by Deloitte & Touche in 2017 were approved in accordance with the Independent Auditor Services and Preapproval Policy.

-42-	2018 Proxy Statement

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal control over financial reporting, preparation of consolidated financial statements, and overall accounting and financial-reporting processes. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with GAAP and as to the effectiveness of our internal controls over financial reporting. The Company’s Internal Audit function, under the direction of the General Auditor, is independent of the Company’s business units, functionally reports to the AC, and is responsible for preparing an annual audit plan and conducting internal audits to test and evaluate the Company’s risk management, governance, and internal controls. The AC is responsible for monitoring and overseeing these activities on behalf of the Board.

The AC, in connection with its monitoring and oversight responsibilities, assesses the activities and performance of the Company’s independent auditor, which reports directly to the AC. Annually, the AC considers the results of an evaluation of the performance, qualifications, independence, objectivity, and professional skepticism of the independent auditor in determining whether to retain the firm for the next fiscal year. The AC oversees negotiations associated with the retention of the independent auditor and has the sole authority to approve the engagement letter and the audit fees. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years that an individual partner may provide services. In conjunction with this five-year mandated rotation of the firm’s lead audit partner, the AC and its Chair are directly involved in the selection of the independent auditor’s new lead audit partner. The AC has sole authority and direct responsibility to appoint or replace the Company’s independent registered public accounting firm. Additionally, the AC has oversight responsibility for the Company’s Internal Audit function, including the appointment, retention, performance evaluation, and compensation of the Company’s General Auditor.

The AC discussed the interim financial and other information contained in each quarterly earnings announcement and periodic SEC filing with management and Deloitte & Touche prior to the public release of the announcement. The AC has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the fiscal year ended December 31, 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte & Touche’s evaluation of the Company’s internal control over financial reporting. In addition, the AC has discussed with Deloitte & Touche the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, including Auditing Standard No. 16 (Communications with Audit Committees) which superseded Statement on Auditing Standards No. 61. The AC has received the written disclosures and correspondence from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte and Touche’s independence and has discussed with Deloitte & Touche its independence.

Based on these reviews and discussions, the AC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The Audit Committee of the Board of Directors of Ally Financial Inc.

Robert T. Blakely (Chair through February 28, 2018)

William H. Cary (Chair effective March 1, 2018)

Maureen A. Breakiron-Evans

Mayree C. Clark

John J. Stack

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

-43-	2018 Proxy Statement

OTHER MATTERS

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in Ally’s proxy materials for the 2019 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received in writing by Ally not later than November 23, 2018. We recommend that any stockholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that SEC Rule 14a-8 addresses when we must include a stockholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

Any stockholder proposal that is not submitted for inclusion in our proxy materials for the 2019 annual meeting of stockholders under SEC Rule 14a-8 (including any director nomination) but that is sought to be presented at that annual meeting under our Bylaws must be received in writing by Ally not earlier than January 8, 2019, and not later than February 7, 2019. Such a proposal (including any director nomination) also must satisfy the information and other requirements specified in our Bylaws, which are available on our web site at https://www.ally.com/resources/pdf/corporate/ally-bylaws.2016-03-16.pdf.

Any stockholder proposal (including any director nomination) submitted to Ally in connection with the 2019 annual meeting of stockholders must be received at the following address: Ally Financial Inc., Corporate Secretary, 500 Woodward Avenue, Mail Code MI-01-10-CORPSEC, Detroit, Michigan 48226.

-44-	2018 Proxy Statement

HOUSEHOLDING

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all stockholders who share an address if specified conditions are met. This is called householding and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible stockholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any stockholder at that address.

If you are the beneficial owner but not the record holder of our common stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all stockholders at your address unless that nominee has received contrary instructions from one or more of the affected stockholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by contacting us as follows:

Ally Financial Inc.

Corporate Secretary

500 Woodward Avenue

Mail Code: MI-01-10-CORPSEC

Detroit, Michigan 48226

(866) 710-4623

This notice and proxy statement are sent by order of the Board of Directors.

Jeffrey A. Belisle

Corporate Secretary

Detroit, Michigan

March 23, 2018

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

ALLY FINANCIAL INC. 500 WOODWARD AVENUE MI-01-10-CORPSEC DETROIT, MI 48226

VOTE BY INTERNET - www.proxyvote.com/ally

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

-45-	2018 Proxy Statement

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E22613-P87183	KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ALLY FINANCIAL INC.

The Board of Directors recommends you vote FOR the following:

1.		Election of Directors:

		Nominees:	For	Against	Abstain
		01) Franklin W. Hobbs	☐	☐	☐
		02) Kenneth J. Bacon	☐	☐	☐
		03) Maureen A. Breakiron-Evans	☐	☐	☐
		04) William H. Cary	☐	☐	☐
		05) Mayree C. Clark	☐	☐	☐
		06) Kim S. Fennebresque	☐	☐	☐
		07) Marjorie Magner	☐	☐	☐
		08) John J. Stack	☐	☐	☐
		09) Michael F. Steib	☐	☐	☐
		10) Jeffrey J. Brown	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote on executive compensation.					☐	☐	☐

3.	Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.					☐	☐	☐

NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

-46-	2018 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com/ally.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
E22613-P87183
ALLY FINANCIAL INC. Annual Meeting of Stockholders May 8, 2018 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey J. Brown and Jennifer A. LaClair or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 8, 2018, at the Waterview Loft, 130 E. Atwater Street, Detroit, Michigan 48226, and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the stockholder(s).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1 through 3 in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

-47-	2018 Proxy Statement

Index of Defined Terms

Set forth below is a list of the defined terms used within this proxy statement.

Defined Terms	See Page No.
AC	4
Adjusted EPS	21
Ally	1
Annual Meeting	1
Beneficial Owners	1
Board or Board of Directors	1
bps	22
CCAR	27
CD&A	21
CEO	5
CFO	18
CNGC	4
Code	30
Company	1
Director DSU	14
DTC	11
Exchange Act	11
Executive Officers	12
EPP	22
FW Cook	24
GAAP	21
Governance Guidelines	4
HFI	22
Householding	45
ICP	22
Incentive Plan	36
Independent	7
Independent Director	7
MRT	25
NED	15
NEO	21
NIM	22
NYSE	7
OID	22
PCAOB	43
PEO	40
Purview Executives	12
PSU	17
RC	6
Record Date	1
Related Person	18
Related-Person Transaction	18
Related-Person Transaction Policy	18
ROTCE	27
RSU	17
Savings Plan	30
SEC	5
SEC filings	3
Section 162(m)	30
Stockholders of Record or Record Holders	1
TDC	22

-48-	2018 Proxy Statement

TSV	28
YoY	22

-49-	2018 Proxy Statement

APPENDIX A

The following are reconciliations of identified non-GAAP financial measures to comparable GAAP financial measures.

Note: The totals in the tables may not foot due to rounding.	2017	2016	2015
Adjusted Earnings Per Share
Numerator ($ in millions)
GAAP Net Income Attributable to Common Stockholders	$929	$1,037	$(1,282)
Discontinued Operations, Net of Tax	(3)	44	(392)
Core Original Issue Discount (OID) and accelerated OID	71	59	59
Repositioning Items	—	11	349
Core OID & Repo. Items Tax (35% starting 1Q16, 34% prior)	(25)	(24)	(139)
Significant Discrete Tax Items	119	(84)	—
Series G Actions	—	—	2,350
Series A Actions	—	1	22
Core Net Income Attributable to Common Stockholders [a]	$1,091	$1,043	$967
Denominator
Weighted-Average Shares Outstanding - (Diluted, thousands) [b]	455,350	482,182	483,934
Adjusted Earnings Per Share [a] ÷ [b]	$2.39	2.16	$2.00

Net Financing Revenue (ex.OID)
($ millions)
GAAP Net Financing Revenue	$4,221	$3,907	$3,719
Core OID	71	57	45
Net Financing Revenue (ex. OID) [a]	$4,292	$3,964	$3,764

Adjusted Other Revenue
($ millions)
GAAP Other Revenue	$1,544	$1,530	$1,142
Accelerated OID & Repositioning Items	—	4	356
Adjusted Other Revenue [b]	$1,544	$1,534	$1,498

Adjusted Total Net Revenue
($ millions)
Adjusted Total Net Revenue [a] + [b]	$5,836	$5,498	$5,262

Original Issue Discount Amortization Expense
($ in millions)
Core OID Amortization Expense (excludes accelerated OID)	$71	$57	$45
Other Original Issue Discount Expense	20	21	16
GAAP Original Issue Discount Amortization Expense	$90	$78	$61

Outstanding Original Issue Discount Balance
($ in millions)
Outstanding Core OID Balance	$(1,178)	$(1,249)	$(1,304)
Other outstanding Original Issue Discount Balance	(57)	(77)	(87)
GAAP Outstanding Original Issue Discount Balance	$(1,235)	$(1,326)	$(1,391)

A-1	2018 Proxy Statement

	2017	2016	2015
Adjusted Efficiency Ratio ($ in millions)
Numerator
Total Noninterest Expense	$3,110	$2,939	$2,761
Rep and Warrant Expense	(0)	(6)	(13)
Insurance Expense	950	940	879
Repositioning Items	—	9	7
Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$2,160	$1,997	$1,888
Denominator
Total Net Revenue	$5,765	$5,437	$4,861
Core OID and accelerated OID	71	59	59
Repositioning Items	—	3	342
Insurance Revenue	1,118	1,097	1,090
Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$4,718	$4,401	$4,172
Adjusted Efficiency Ratio [a] ÷ [b]	45.8%	45.4%	45.3%

Core Return on Tangible Common Equity
Numerator ($ millions)
GAAP Net Income Attributable to Common Stockholders	$929	$1,037	$(1,282)
Discontinued Operations, Net of Tax	(3)	44	(392)
Core OID and accelerated OID	71	59	59
Repositioning Items	—	11	349
Core OID & Repo. Items Tax (35% starting 1Q16, 34% prior)	(25)	(24)	(139)
Significant Discrete Tax Items & Other	119	(84)	22
Series G Actions	—	—	2,350
Series A Actions	—	1	22
Core Net Income Attributable to Common Stockholders [a]	$1,091	$1,043	$990
Denominator (2-period average, $ billions)
GAAP Stockholder’s Equity	$13.4	$13.4	$14.4
Preferred Equity	—	(0.3)	(1.0)
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities	(0.3)	(0.2)	—
Tangible common equity	13.1	12.9	13.4
Core OID Balance	(1.2)	(1.3)	(1.3)
Net Deferred Tax Asset	(0.7)	(1.2)	(1.6)
Normalized Common Equity [b]	$11.2	$10.4	$10.5
Core Return on Tangible Common Equity [a] ÷ [b]	9.8%	10.0%	9.4%

A-2	2018 Proxy Statement

	2017	2016	2015
Adjusted Tangible Book Value per Share
Numerator ($ billions)
GAAP Stockholder’s Equity	$13.5	$13.3	$13.4
Preferred Equity	—	—	(0.7)
GAAP Common Stockholder’s Equity	$13.5	$13.3	$12.7
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities (DTLs)	(0.3)	(0.3)	—
Tangible Common Equity	13.2	13.0	12.7
Tax-effected Core OID (21% starting 4Q17, 35% starting 1Q16; 34% prior)	(0.9)	(0.8)	(0.9)
Adjusted Tangible Book Value [a]	$12.3	$12.2	$11.9
Denominator
Issued Shares Outstanding (period-end, thousands) [b]	437,054	467,000	481,980
Metric
GAAP Stockholder’s Equity per Share	$30.9	$28.5	$27.9
Preferred Equity per Share	—	—	(1.4)
GAAP Common Stockholder’s Equity per Share	$30.9	$28.5	$26.4
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share	(0.7)	(0.6)	(0.1)
Tangible Common Equity per Share	$30.2	$27.9	$26.4
Tax-effected Core OID per Share (21% starting 4Q17, 35% starting 1Q16; 34% prior)	(2.1)	(1.7)	(1.8)
Adjusted Tangible Book Value per Share [a] ÷ [b]	$28.1	$26.2	$24.6

Ally believes that the non-GAAP financial measures here may be useful to readers, but these are supplemental to and not a substitute for GAAP financial measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the Company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common stockholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID expense, (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the Company to normalize its capital structure.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and Core OID expense.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to stockholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common stockholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Adjusted total net revenue is a non-GAAP financial measure that sums Net Financing Revenue excluding OID and Adjusted Other Revenue. GAAP Net Financing Revenue is adjusted for Core OID and GAAP Other Revenue is adjusted for accelerated issuance expense (Accelerated OID) and repositioning items. Accelerated issuance expense is the recognition of issuance expenses related to calls of redeemable debt. Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities.

A-3	2018 Proxy Statement

Core Net Income Attributable to Common Stockholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common stockholders adjusts GAAP net income attributable to common stockholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.

Core original issue discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances.

Core outstanding original issue discount balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the Company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net deferred tax assets (DTA). Ally’s core net income attributable to common stockholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating Adjusted Earnings per Share.

•

In the numerator of Core ROTCE, GAAP net income attributable to common stockholders is adjusted for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.

•	In the denominator, GAAP stockholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of deferred tax liabilities (DTLs), Core OID balance, and net DTA.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of DTLs. Ally considers various measures when evaluating capital adequacy, including tangible common equity.

Total Stockholder Value (TSV) is a non-GAAP financial measure that is defined as growth in adjusted TBVPS share plus dividends per share.

Measurement of Performance for PSUs

Consistent with the ICP, for purposes of measuring performance under the PSUs granted by the Company, the CNGC has excluded from Core ROTCE and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

For the PSUs granted in 2016, the designated items were items not related to the core operating performance of the Company, including (1) litigation and regulatory judgments, charges or settlements, (2) the effect of changes in tax laws or other laws or provisions or regulatory pronouncements affecting reported results, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income or losses from discontinued operations, (5) any extraordinary charge items that are, unusual in nature and/or infrequently occurring within the meaning of GAAP, such as gains or losses resulting from re-organization, restructuring, or unplanned special charges, including without limitation, charges relating to capital or liability management actions, reductions in force, curtailment of business lines or operating locations, and start-up of new lines or locations, and (6) the effect of any acquisition or divestiture on financial statements, including pre- and post-transition, alignment and integration costs, to the extent not included in the plan.

For the PSUs granted in 2017 and 2018, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the same fiscal period, and (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP.

A-4	2018 Proxy Statement